UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Business Development Corporation of America

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BUSINESS DEVELOPMENT CORPORATION OF AMERICA
405 Park Avenue — 14th Floor
New York, New York 10022

September 16, 2016

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Business Development Corporation of America (the “Company”) to be held on October 28, 2016 at 3:00 p.m., Eastern Time, at The Core Club, located at 66 E. 55th Street, New York, NY 10022.

The parent of BDCA Adviser, LLC, the investment adviser to the Company (the “Adviser”), has entered into a membership interest purchase agreement with BSP Acquisition I, LLC (the “Purchaser”), an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire all of the outstanding limited liability company interests of the Adviser (the “Transaction”). Consummation of the Transaction will result in a change in control of the Adviser, and as a result, an assignment and subsequent termination of the current investment advisory agreement, dated June 23, 2016, including all amendments thereto, between the Company and the Adviser (the “Existing Advisory Agreement”) in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”).

The stockholders of the Company are being asked to approve a new investment advisory agreement between the Company and the Adviser (the “New Advisory Agreement”). As described in the accompanying Proxy Statement, the material terms of the New Advisory Agreement are substantially the same as those contained in the Existing Advisory Agreement. The 1940 Act requires that a new investment advisory agreement be approved by both a majority of an investment company’s “non-interested” directors and “a majority of the outstanding voting securities,” as such terms are defined under the 1940 Act. The Company’s Board of Directors (the “Board”), including all of its non-interested directors, has unanimously approved the New Advisory Agreement and believes it to be in the best interests of the Company and its stockholders. If approved by the required majority of the Company’s stockholders, the New Advisory Agreement will become effective upon the closing of the Transaction, which is expected to occur as soon as practicable following the Special Meeting. This proposal is explained more fully in the attached Proxy Statement.

Upon the consummation of the Transaction, the Company’s two current interested directors, Peter M. Budko and Edward M. Weil, Jr., will resign from the Board and Richard J. Byrne will be appointed as Chairman of the Board. Contingent upon the stockholder approval of the New Advisory Agreement, the stockholders of the Company are being asked to approve the election of one new Non-Interested Director, Ronald J. Kramer, pursuant to Section 16(b) of the 1940 Act. As a result, if approved by the Company’s stockholders and upon consummation of the Transaction, the Board will consist of four Non-Interested Directors and one interested director.

In addition, upon the consummation of the Transaction, certain executive officers of the Company and the investment committee of the Adviser will no longer be in their positions and will be replaced with certain individuals affiliated with BSP. If the Transaction does not close, the management and the Board of the Company will remain unchanged.

Following the completion of the Transaction, the Company’s name will remain unchanged and the Company will continue to be a business development company. Further details regarding the business to be conducted at the Special Meeting are more fully described in the accompanying Notice of Special Meeting and Proxy Statement.

It is important that your shares be represented at the Special Meeting. If you are unable to attend the Special Meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided, vote your shares by telephone, or vote via the Internet. Your vote is important.

Sincerely yours,

/s/ Corinne D. Pankovcin

Corinne D. Pankovcin
Chief Financial Officer, Treasurer and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of Stockholders to Be Held on October 28, 2016.

Our proxy statement relating to the Special Meeting is available on the Internet at www.proxyvote.com/BDCA.

The following information applicable to the Special Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;
•	A list of the matters intended to be acted on and our recommendations regarding those matters;
•	Any control/identification numbers that you need to access your proxy card; and
•	Information about attending the meeting and voting in person.

Business Development Corporation of America
405 Park Avenue — 14th Floor
New York, New York 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 28, 2016

To the Stockholders of Business Development Corporation of America:

The Special Meeting of Stockholders (the “Special Meeting”) of Business Development Corporation of America (the “Company”) will be held at The Core Club, located at 66 E. 55th Street, New York, NY 10022, on October 28, 2016, at 3:00 p.m., Eastern Time, for the following purposes:

As discussed in more detail in the enclosed Proxy Statement, the parent of BDCA Adviser, LLC, the investment adviser to the Company (the “Adviser”), has entered into a purchase agreement with BSP Acquisition I, LLC, an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire all of the outstanding limited liability company interests of the Adviser (the “Transaction”). Consummation of the Transaction will result in the termination of the current investment advisory agreement, dated June 23, 2016, including all amendments thereto, between the Company and the Adviser (the “Existing Advisory Agreement”) in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). The stockholders of the Company are being asked to approve a new investment advisory agreement between the Company and the Adviser (the “New Advisory Agreement”) and to elect one Non-Interested Director nominee named in the Proxy Statement.

The Special Meeting of Stockholders is being held for the following purposes:

1.	To approve the New Advisory Agreement between the Company and the Adviser, to take effect upon the consummation of the Transaction;
2.	To vote on the election of the one Non-Interested Director nominee named in the attached Proxy Statement and in the proxy card to serve on the Board of Directors for the term specified in the attached Proxy Statement, to take effect upon consummation of the Transaction;
3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies; and
4	To transact such other business as may properly come before the Special Meeting, or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS, INCLUDING THE NON-INTERESTED DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

Each proposal is discussed in greater detail in the enclosed Proxy Statement. You have the right to receive notice of and to vote at the Special Meeting if you were a stockholder of record at the close of business on September 16, 2016. Whether or not you expect to be present in person at the meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided, or submit your vote by calling toll free at the telephone number indicated on the enclosed proxy card, or submit your vote through the Internet website of our proxy solicitor at www.proxyvote.com/BDCA, as indicated on the proxy card. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

/s/ Corinne D. Pankovcin

Corinne D. Pankovcin
Chief Financial Officer, Treasurer and Secretary

New York, New York
September 16, 2016

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, vote your shares by telephone, or vote via the Internet. Even if you vote your shares prior to the Special Meeting, you still may attend the meeting and vote your shares in person.

If you have any questions about the special meeting or the New Advisory Agreement after reading the accompanying proxy statement, please contact our proxy solicitor, Broadridge Investor Communication Solutions, Inc. (“Broadridge”) at (855) 928-4496. Stockholders may submit their votes by proxy by mail by completing, signing, dating and returning their proxy card in the enclosed envelope. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at www.proxyvote.com/BDCA at any time prior to 11:59 p.m. Eastern Time on October 27, 2016, and
•	by telephone, by calling (800) 690-6903 at any time prior to 11:59 p.m. Eastern Time on October 27, 2016, and per the instructions provided on the proxy card.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING	1
PROXY STATEMENT	10
Special Meeting of Stockholders	10
Purpose of Meeting	10
Record Date and Voting Securities	10
Quorum Required	10
Submitting Voting Instructions for Shares Held Through a Bank, Brokerage Firm or Other Nominee	11
Authorizing a Proxy for Shares Held in Your Name	11
Revoking Your Proxy	11
Vote Required	11
Information Regarding This Solicitation	12
Security Ownership of Certain Beneficial Owners and Management	13
PROPOSAL 1	15
TO APPROVE THE NEW ADVISORY AGREEMENT BETWEEN THE COMPANY AND THE ADVISER, TO TAKE EFFECT UPON A CHANGE OF CONTROL OF THE ADVISER IN CONNECTION WITH THE TRANSACTION	15
Background	15
Benefits of the Transaction	17
Additional Considerations under the 1940 Act	18
Summary of the Terms of the Existing Advisory Agreement and New Advisory Agreement	19
Board Consideration of the Approval of the New Advisory Agreement	21
Information Regarding the New Officers and Members of the Adviser’s Investment Committee	27
Information Regarding BSP and Providence	29
Principal Executive Offices	29
Administration Agreements	29
BSP and the Adviser have represented to the Board that there are no other arrangements, understandings or agreements for the Board’s consideration.	30
D&O Liability Insurance	30
Required Vote	30
Significant Conflicts of Interests of Our Non-Independent Directors and Officer in the Transaction	30
PROPOSAL 2	32
ELECTION OF A DIRECTOR	32
Information about the Nominee and Directors	33
Nominee for Director — Term Expiring at 2017 Annual Meeting of Stockholders	33
Current Directors	35
Non-Interested Directors	35
Current Directors	38
Pre-Transaction Interested Directors	38

i

ii

GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Q1:	Why did you send me this proxy statement?
A:	The Company sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the Special Meeting. The Special Meeting will be held at The Core Club, located at 66 E. 55th Street, New York, NY 10022, on October 28, 2016, at 3:00 p.m., Eastern Time.

This proxy statement summarizes the information regarding the matters to be voted upon at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. You may simply complete, sign, and return the enclosed proxy card, or submit your vote by calling toll free at the telephone number indicated on the enclosed proxy card, or vote your shares through the Internet, as indicated on the proxy card.

The record date for the Special Meeting is the close of business on September 16, 2016 (the “Record Date”). If you owned shares of our common stock at the close of business on the Record Date, you are entitled to one vote for each share of common stock you owned as of that date. On September 14, 2016, 180,904,847 shares of common stock were outstanding. The Company began mailing this proxy statement on or about September 16, 2016 to all stockholders entitled to vote their shares at the Special Meeting.

Q2:	What am I being asked to vote on?
A:	At the Special Meeting, stockholders of the Company are being asked to vote for the following proposals:
1.	To approve the New Advisory Agreement between the Company and the Adviser, to take effect upon the consummation of the Transaction;
2.	To vote on the election of the one Non-Interested Director nominee named in the attached Proxy Statement and in the proxy card to serve on the Board of Directors for the term specified in the attached Proxy Statement, to take effect upon consummation of the Transaction;
3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies; and
4.	To transact such other business as may properly come before the Special Meeting, or any postponement or adjournment thereof.
Q3:	What is the quorum requirement for the Special Meeting?
A:	A quorum of stockholders must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes.

If a quorum is not present at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Q4:	What is the Transaction?
A:	As discussed in more detail in the enclosed Proxy Statement, the parent of the Adviser has entered into a purchase agreement with an affiliate of BSP, pursuant to which such affiliate will acquire all of the outstanding limited liability company interests of the Adviser. BSP has agreed that BSP or an affiliate of BSP will acquire $10 million of common stock of the Company based on the net asset value per share of our common stock on the closing of the Transaction. The consummation of the Transaction will result in a change in control of the Adviser, and as a result, an assignment and subsequent termination of the Existing Advisory Agreement between the Company and the Adviser in accordance with the 1940 Act. The stockholders of the Company are being asked to vote to approve the New Advisory Agreement between the Company and the Adviser and to elect one Non-Interested Director nominee. As described in the accompanying Proxy Statement, all material terms of the New Advisory Agreement, which will have an initial term of two (2) years, are substantially similar in all material respects to the Existing Advisory Agreement. Minor changes between the terms of the New Advisory Agreement and the Existing Advisory Agreement are discussed in the accompanying Proxy Statement.
Q5:	Why am I being asked to vote on the New Advisory Agreement?
A:	The consummation of the Transaction will result in the termination of the Company’s Existing Advisory Agreement with the Adviser. Accordingly, stockholders of the Company are being asked to approve the New Advisory Agreement with the Adviser, the material terms of which are substantially similar to those contained in the Existing Advisory Agreement. The Board believes that approval of the New Advisory Agreement will be beneficial to the Company, as discussed below. The Board, including all of the Non-Interested Directors (as defined in the enclosed Proxy Statement), has unanimously approved the New Advisory Agreement and believes it to be in the best interests of the Company and its stockholders.
Q6:	What are the benefits of the Transaction to the Company and its stockholders?
A:	In evaluating the New Advisory Agreement, the Board requested an extensive set of materials regarding the Adviser and BSP and its affiliates.

BSP is a leading credit-focused alternative asset management firm with over $13.0 billion in assets under management, including $3.9 billion in private debt, as of July 31, 2016. BSP has been registered as an investment adviser under the Investment Advisers Act of 1940, as amended, since February 2011. BSP is controlled by Providence Equity L.L.C. and BSP Holdco, LLC, is an affiliate of Providence Equity Partners L.L.C. (“Providence”), and was formed as Providence’s credit investment platform. Established in 2008, this credit investment platform today manages funds for institutions and high-net-worth investors, including private funds with a substantially similar strategy to the investment strategy of the Company, globally across various credit funds and strategies including private debt, long-short liquid credit, long-only credit and commercial real estate debt. These strategies complement each other as they all leverage the sourcing, analytical, compliance, and operational capabilities that encompass BSP’s robust platform. BSP’s private debt strategy seeks to benefit from proprietary access to companies through an extensive, nationwide network of senior partner relationships, CEO relationships, key financial intermediaries, financial sponsors and the extensive global resources and networks of the broader Providence platform. As of July 31, 2016, BSP has over 115 professionals, including 73 investment and research professionals.

BSP’s credit investing efforts are strengthened through its affiliation with Providence, a leading global private equity firm with more than $46 billion in assets under management. Providence was founded as a sector-focused private equity investor with expertise in global media, communications, education and information sectors. Collectively, Providence and BSP consists of approximately 335 employees, including 175 investment professionals located across offices in Providence, New York, Houston, London, Hong Kong, New Delhi and Singapore.

Upon the consummation of the Transaction, the Adviser will be controlled by BSP, and, as a condition to the consummation, Mr. Budko will resign immediately from his position with the Company. In addition, Messrs. Budko, James A. Fisher, Joe Taylor, Ira Wishe and Franklin Leong will no longer be on the Adviser’s investment committee. Concurrently, the Board will appoint Richard J. Byrne as the Company’s President and Chief Executive Officer and as Chairman of the Board. If elected, and if the transaction is consummated, the new Non-Interested Director will also join the Board. Corinne D. Pankovcin is expected to remain the Company’s Chief Financial Officer, Treasurer and Secretary, and Guy F. Talarico is expected to remain the Company’s Chief Compliance Officer. Further, upon consummation of the Transaction, the Adviser’s investment committee will consist of Messrs. Gahan, Paasche and Faulstich. Going forward, the Adviser’s investment committee will be supported by the Adviser’s investment professionals and the investment professionals of BSP.

The Board discussed BSP’s qualifications and considered its philosophy of management, historical performance, and methods of operations, and considered the following potential benefits to the Company and its stockholders:

•	BSP has stated that it intends to continue the Company’s current investment objective, which is to generate both current income and to a lesser extent long-term capital appreciation through debt and equity investments. The Adviser and BSP intend to seek to achieve this investment objective by delivering superior investment performance with substantial downside protection by identifying and capturing opportunities for excess returns primarily in the private debt market. The investment strategy will rely heavily on the Adviser’s and BSP’s private debt origination capabilities with the benefit of Providence’s global resources.
•	The Board believes that the Adviser will maintain substantial continuity of personnel. BSP intends for the Adviser to retain certain investment professionals from the Adviser’s deal team to complement BSP’s origination team. As noted above, BSP also expects to retain Ms. Pankovcin as the Company’s Chief Financial Officer, Treasurer and Secretary, along with her staff, and Mr. Talarico as the Company’s Chief Compliance Officer.
•	The Board believes that the Company will benefit from BSP’s investment professionals who are expected to provide the Adviser with additional resources in origination, underwriting and portfolio management. In June 2015, BSP received exemptive relief from the SEC, which will allow the Company to co-invest with other BSP affiliated funds that have similar or overlapping investment objectives and strategies, including certain private funds and Griffin-Benefit Street Partners BDC Corp., a small non-traded business development company for which BSP acts as the sub-adviser, in investment opportunities generated at BSP. As a result, upon the closing of the Transaction, the Company will have immediate access to BSP originations deemed appropriate for the Company, subject to BSP’s allocation policy and the exemptive relief from the SEC.
•	The Board believes that the Company will benefit from BSP’s larger existing teams and sophisticated infrastructure. BSP’s credit capabilities and expertise are further strengthened by Providence’s global reach.
•	The Board believes that BSP will be able to assist the Company in materially reducing its operating expense ratio and improving performance on a risk adjusted basis.
•	The Board believes that it will be able to work closely with BSP to achieve a liquidity event for the Company’s stockholders and that BSP and its affiliates will be a stronger partner in this effort than the Adviser and its current affiliates could be.
•	The Adviser will have access to the accounting, finance, legal and compliance resources of BSP’s larger platform, including experienced compliance personnel of BSP and its affiliates.
•	The Adviser is well capitalized and is able to attract and retain personnel necessary to provide quality advisory services to the Company by being a part of a larger platform.
•	Although no assurances can be given, over the longer term, the Board believes that the Company will benefit from being part of the BSP platform, which may result in:
º	increase in deal flow and the opportunity to act as a lead investor in more transactions; and
º	a material reduction of the Company’s operating expenses with further efficiencies anticipated going forward;
Q7:	What are the conditions of the Transaction?
A:	The consummation of the Transaction is subject to certain terms and conditions, including, among others: (i) approval of the New Advisory Agreement by the Company’s stockholders; (ii) the resignation of Peter M. Budko and Edward M. Weil, Jr. as members of the Board and the appointment of Richard J. Byrne to the Board in the role of Chairman; (iii) the election of Ronald J. Kramer, the new Non-Interested Director nominee pursuant to Section 16(b) of the 1940 Act; and (iv) the receipt of required regulatory and other approvals. If each of the terms and conditions is satisfied or waived, the parties to the Transaction anticipate that the closing will take place as soon as practicable after the Special Meeting.
Q8:	Are there any additional arrangements associated with the Transaction?
A:	Yes. The Transaction is structured to comply with the “safe harbor” included in Section 15(f) of the 1940 Act at the closing of the Transaction. Section 15(f) provides that when a sale of securities or any other interest in an investment adviser occurs, the investment adviser or any of its affiliated persons may receive any amount or benefit in connection with the sale so long as two conditions are satisfied. These conditions are as follows:
•	First, during the three-year period following the consummation of a transaction, at least 75% of the investment company’s board of directors must not be “interested persons,” as such term is defined in the 1940 Act, of the investment adviser or predecessor adviser. The Board is expected to meet this requirement based on the resignation of Messrs. Budko and Weil, the two current Interested Directors, and the retention of the three current Non-Interested Directors and the appointment of Mr. Byrne and the election of Mr. Kramer, a new Non-Interested Director to fill the resulting vacancy pursuant to Section 16(b) of the 1940 Act, effective upon consummation of the Transaction. It is a condition of closing that Mr. Byrne be appointed to the Board in the role of Chairman and Mr. Kramer shall have been elected. Mr. Byrne would be an “interested director” of the Adviser, but the Board would still consist of at least 75% non-interested persons. The Board may consider expanding the size of the Board and appointing or nominating additional Non-Interested Directors and Interested Directors at a later date. However, the Board expects that any such appointments will be done in a manner to ensure continued compliance with the independence requirements imposed by Section 15(f) to the extent applicable; and
•	Second, an “unfair burden” must not be imposed on the investment company as a result of the transaction relating to the sale of such interest, or any of its applicable express or implied terms, conditions or understandings. The term “unfair burden,” as defined in the 1940 Act, includes any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor adviser), or any “interested person” of such an adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its stockholders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for the investment company).
Q9:	How will the Transaction affect the Company’s investment objectives and strategy?
A:	The Company’s investment objective, which is to generate both current income and to a lesser extent long-term capital appreciation through debt and equity investments, will remain unchanged. BSP plans to achieve this investment objective by primarily focusing on senior secured loans and to a lesser extent, mezzanine or subordinated debt and equity securities. Senior secured loans include first and second lien and unitranche loans that rank ahead of subordinated debt of a given portfolio company. Mezzanine and subordinated debt is subordinated to senior loans and is generally unsecured. Equity is the most junior security and is unsecured. In seeking this investment objective, the Company will target a differentiated investment strategy composed of four key components:
•	differentiated sourcing of primarily private debt opportunities through BSP’s extensive proprietary networks and close relationships;
•	focusing on delivering superior risk-adjusted returns by investing primarily in senior secured investments;
•	creative and flexible approach to structuring while optimizing investment-level risk/return profile; and
•	maintaining downside protection through risk management and multidimensional diversification.

Q10:	How will other services to the Company be affected by the Transaction?
A	As discussed under “— Administration Agreements,” upon the closing of the Transaction, the current administration agreement between the Company and ARC Advisory Services, LLC (“ARC Advisory”), dated February 9, 2016 (the “ARC Administration Agreement”) will be terminated and BSP will put a new administration agreement in place (the “New Administration Agreement”). As a result of the New Administration Agreement, BSP will provide us with office facilities and administrative services. In addition, BSP expects that the amended and restated fund administration servicing agreement between the Company and U.S. Bancorp Fund Services, LLC (“U.S. Bancorp”), dated April 17, 2015 (the “Administration Servicing Agreement”), and the amended and restated fund accounting servicing agreement between the Company and U.S. Bancorp, dated April 17, 2015 (the “Accounting Servicing Agreement”), will remain in place.
Q11:	How will the Transaction affect the Company’s monthly distribution policy?
A:	There is no current intention to change the Company’s distribution policy. To the extent that the Company has net income available for distribution, it intends to continue to make monthly distributions to its stockholders. The amount of the Company’s distributions, if any, will be determined by its Board. Any distributions to the Company’s stockholders will be declared out of assets legally available for distribution.
Q12:	How will the Transaction affect the Company’s plans regarding a future liquidity event?
A:	The Board believes at this time that a stock exchange listing in which the Company’s stock trades at a premium to net asset value is likely to be the most favorable liquidity event for stockholders and that BSP is well positioned to optimize the Company’s portfolio performance and expense structure to prepare for, and has the requisite access to institutional capital and relationships that would be conducive to, such an outcome.
Q13:	Will the Company’s name change?
A:	No.
Q14:	Will the investment advisory fees payable to the Adviser under the New Advisory Agreement increase as a result of the Transaction?
A:	No. The base management fee payable under the New Advisory Agreement will remain unchanged at an annual rate of 1.50% of the Company’s gross assets. All of the material terms and conditions of the New Advisory Agreement will be the same with respect to all material terms and conditions of the Existing Advisory Agreement, and the incentive fees under the New Advisory Agreement will remain the same as the incentive fees under the Existing Advisory Agreement.
Q15:	How does the Board recommend that I vote with respect to the proposal to approve the New Advisory Agreement?
A:	In evaluating the New Advisory Agreement, the Board reviewed extensive materials furnished separately by the Adviser, BSP and their affiliates. The Board discussed the Adviser’s and BSP’s philosophies of management, historical performance, and methods of operations, and believes the New Advisory Agreement is in the best interests of the Company and its stockholders. Please see “What are the benefits of the Transaction to the Company and its stockholders? Accordingly, after careful consideration, the Board unanimously recommends that you vote “FOR” the proposal to approve the New Advisory Agreement.
Q16:	Do any of the Company’s directors or officers have an interest in the approval of the New Advisory Agreement that is different from that of the Company’s stockholders generally?
A:	As described in this proxy statement under “Significant Conflicts of Interests of Our Non-Independent Directors and Officer in the Transaction” beginning on page 30, certain of our officers have conflicts of interests in connection with the vote on the New Advisory Agreement. AR Global Investments, LLC (the successor business to AR Capital, LLC, “AR Global” or the

“Sponsor”), including its indirectly wholly-owned subsidiary, the Adviser, owns 96,604 shares of the Company’s outstanding common stock as of September 14, 2016. The Adviser is indirectly, a wholly-owned subsidiary of the Sponsor. Mr. Weil is the chief executive officer of the Sponsor. Mr. Budko, the Company’s chief executive officer, is also the chief executive officer and president of the Adviser. Mr. Weil’s and Mr. Budko’s interests in the approval of the New Advisory Agreement are described further in this Proxy Statement.
Q17:	How does the Board recommend that I vote with respect to the proposal to elect the new Non-Interested Director?
A:	In evaluating Mr. Kramer, the new Non-Interested Director nominee, the Board reviewed his experience and set of skills, and believes electing Mr. Kramer is in the best interests of the Company and its stockholders. Please see “What are the benefits of the Transaction to the Company and its stockholders? Accordingly, after careful consideration, the Board unanimously recommends that you vote “FOR” the proposal to elect the new Non-Interested Director.
Q18:	Will the Company bear the costs associated with the Transaction?
A:	No. BSP, on the one hand, and the Adviser and the parent of the Adviser, on the other hand, shall each bear their own direct and indirect fees, expenses and costs in connection with the Transaction; provided that (i) the liability of the Adviser and the parent of the Adviser for fees, expenses and costs of obtaining any required consent or approval, other than approval by the stockholders, in connection with the Transaction is capped (ii) the fees, expenses and costs of preparing and mailing the Proxy Statement, and soliciting the stockholder votes in connection with the Special Meeting, will be borne collectively by BSP and the parent of the Adviser; provided that BSP’s liability for fees, expenses and costs associated with the Proxy Statement and approval of the stockholders is capped; (iii) other than the caps described in clauses (i) and (ii), all costs and expenses associated with the Transaction of the Adviser and the parent of the Adviser, if any, will be borne by the Adviser and the parent of the Adviser; and (iv) subject to the cap described in the previous sentence, if notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 are required, the filing fees in respect of such filing will be borne equally between BSP, on the one hand, and the Adviser and the parent of the Adviser, on the other hand.
Q19:	How do I vote by proxy and how many votes do I have?
A:	If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Special Meeting, the persons named as proxies on the proxy card will vote the shares in the manner that you specified. If you sign the proxy card, but do not make specific choices, the shares represented by such proxy will be voted as recommended by the Board. You may also vote your shares by calling (800) 690-6903 or through the Internet website of our proxy solicitor at www.proxyvote.com/BDCA, as indicated on the proxy card.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone through our proxy solicitor, Broadridge, who will coordinate proxy delivery and voting for these banks and brokerage firms. If your shares are registered in the name of a bank or brokerage firm, you will receive a copy of the Proxy Statement, either by paper or electronically, from our proxy solicitor and will have the opportunity to vote via the Internet or by telephone through our proxy solicitor.

If you require assistance with voting your proxy or have any questions about the special meeting, please contact our proxy solicitor, Broadridge at: (855) 928-4496.

If any other matter is presented, the shares represented by such proxy will be voted in accordance with the best judgment of the person or persons exercising authority conferred by the proxy at the Special Meeting. You have one vote for each share of common stock that you own on the Record Date. The proxy card indicates the number of shares that you owned on the Record Date.

Q20:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Q21:	May I revoke my proxy?
A:	Yes. You may change your mind after you send in your proxy card or authorize your shares by telephone, through the Internet website of our proxy solicitor at www.proxyvote.com/BDCA, or at the Special Meeting by following these procedures. To revoke your proxy:
•	deliver a written revocation notice prior to 5:00 p.m., Eastern Time, on October 27, 2016 to our proxy solicitor, Business Development Corporation of America, c/o Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717;
•	indicate your revocation prior to 11:59 p.m., Eastern Time, on October 27, 2016 by calling toll free at (800) 690-6903 or via the Internet at www.proxyvote.com/BDCA;
•	deliver a later-dated proxy to Business Development Corporation of America, c/o Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 that is received prior to 5:00 p.m., Eastern Time, on October 27, 2016;
•	submit a later-dated proxy by calling (800) 690-6903 or via the Internet at www.proxyvote.com/BDCA prior to 11:59 p.m., Eastern Time, on October 27, 2016; or
•	vote in person at the Special Meeting on October 28, 2016.

If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from your broker, bank or other nominee in order to revoke your voting instructions.

Q22:	How do I vote in person?
A:	If you plan to attend the Special Meeting and vote in person, we will give you a proxy card when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank, or nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on September 16, 2016, the Record Date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Special Meeting.
Q23:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Stockholders of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with our transfer agent, DST Systems, Inc.

Beneficial Owner.  You are a beneficial owner if at the close of business on the Record Date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that your shares are held in “street name.” As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following the voting instructions your bank, brokerage firm or other nominee provides. If you do not provide your bank, brokerage firm or other nominee with instructions on how to vote your shares, your bank, brokerage firm or other nominee will not be able to vote your shares with respect to any of the proposals. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Q24:	What will happen if I do not vote my shares?
A:	Stockholders of Record. If you are the stockholder of record of your shares and you do not vote by proxy card, via telephone or the Internet or in person at the Special Meeting, your shares will not be voted at the Special Meeting and will not count for purposes of a quorum.

Beneficial Owners.  If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. “Broker non-votes” represent votes that could have been cast on a particular matter by a brokerage firm, as a stockholder of record, but that were not cast because the brokerage firm lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares. Under the rules of the New York Stock Exchange (“NYSE”), your brokerage firm or other nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. Accordingly, there will be no broker non-votes with respect to Proposals 1, 2 and 3.

Q25:	What is the vote required for each proposal?

Proposal	Vote Required (assuming quorum is present)	Broker Discretionary Voting Allowed?	Effect of Abstentions

Proposal 1 — Approval of the New Advisory Agreement between the Company and the Adviser, to take effect upon the consummation of the Transaction.	Affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting.*	No	Abstentions will have the effect of a vote against this proposal.
Proposal 2 — Election of the one Non-Interested Director nominee named in the attached Proxy Statement and in the proxy card to serve on the Board for the term specified in the attached Proxy Statement, to take effect upon the consummation of the Transaction.	Affirmative vote of the holders of a plurality of all the votes cast at the Special Meeting either in person or by proxy.	No	Because the election of a director requires a plurality of the votes cast, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Proposal 3 — To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.	Affirmative vote of the holders of a majority of the votes cast at the Special Meeting.	No	Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

*	For purposes of this proposal, consistent with the 1940 Act, “a majority of the outstanding shares of common stock” is the lesser of: (i) 67% or more of our common stock present or represented by proxy at the Special Meeting if the holders of more than 50% of our outstanding common stock are present or represented by proxy, or (ii) more than 50% of our outstanding common stock.

Since banks, brokerage firms or other nominees do not have discretion to vote on Proposals 1, 2 or 3, if you do not provide voting instructions to your bank, brokerage firm or other nominee, your shares will not be voted at the Special Meeting and will not be counted as present for purposes of meeting the quorum requirement, and, if there is quorum, will have the effect of a vote against Proposal 1 and will have no effect on Proposal 2.

Q26:	What if I do not specify how my shares are to be voted?
A:	Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as follows:
•	Proposal 1 — FOR the approval of the New Advisory Agreement between the Company and the Adviser, to take effect upon a change of control of the Adviser in connection with the Transaction;
•	Proposal 2 — FOR the election of the Non-Interested Director nominee; and

•	Proposal 3 — FOR the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.
•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Special Meeting.
Beneficial Owners. If you are a beneficial owner and you do not provide the bank, brokerage firm or other nominee that holds your shares with voting instructions, the bank, brokerage firm or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, banks, brokerage firms and other nominees do not have discretion to vote on non-routine matters such as Proposals 1, 2 and 3. Accordingly, if you do not provide voting instructions to your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will not vote your shares on Proposals 1, 2 and 3 and your shares will not be counted as present for purposes of meeting the quorum requirement.
Q27:	Are there any other proposals or other business?
A:	No, only those outlined above.
Q28:	What are abstentions and broker non-votes?
A:	An abstention represents action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a brokerage firm, as a stockholder of record, but that were not cast because the brokerage firm (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter. Since brokerage firms do not have discretion to vote on non-routine matters such as Proposals 1, 2 and 3 (and consequently there will be no broker non-votes with respect to Proposals 1, 2 and 3), if you do not provide voting instructions to your brokerage firm, your shares will not be voted at the Special Meeting and will not be counted as present for purposes of meeting the quorum requirement.
Q29:	Who is paying for the costs of soliciting these proxies?
A:	As noted in Q18, the Company will not bear any expenses in connection with the solicitation of proxies for the Special Meeting, but rather BSP and the parent of the Adviser will collectively bear the expense of the solicitation of proxies for the Special Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the proxy card. In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and by telephone or facsimile transmission by: (i) the directors, officers or employees of the Company or by the officers or employees of the Adviser (without special compensation therefor), or (ii) by Broadridge, our proxy solicitor, who has also been engaged by the Company on behalf of BSP and the Adviser to solicit proxies on our behalf at an estimated fee of $16,000, plus out-of-pocket expenses. The Company will not incur any expenses, directly or indirectly, in connection with the Transaction or the Special Meeting.
Q30:	How do I find out the results of the voting at the Special Meeting?
A:	Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a current report on Form 8-K within four business days from the date of the Special Meeting.
Q31:	Who should I call if I have any questions?
A:	If you have any questions about the Special Meeting, voting or your ownership of the Company’s common stock, please contact Broadridge at (855) 928-4496.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA
405 Park Avenue — 14th Floor
New York, New York 10022

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Business Development Corporation of America (the “Company,” “we,” “us” or “our”) for use at the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held on October 28, 2016, at 3:00 p.m., Eastern Time, at The Core Club, located at 66 E. 55th Street, New York, NY 10022, and at any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about September 16, 2016. This Proxy Statement is also available on the proxy solicitor’s website at www.proxyvote.com/BDCA.

We encourage you to vote your shares, either by voting in person at the Special Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, or otherwise provide voting instructions, either via the Internet or by telephone, and the Company receives it in time for the Special Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the approval of the New Advisory Agreement, FOR the election of the nominee as a director and FOR the other matters listed in the accompanying Notice of Special Meeting of Stockholders.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone through our proxy solicitor, Broadridge, who coordinates proxy delivery and voting for these banks and brokerage firms. If your shares are registered in the name of a bank or brokerage firm, you will receive a copy of this Proxy Statement, either by paper or electronically, from Broadridge and will have the opportunity to vote via the Internet or by telephone through (800) 690-6903.

Purpose of Meeting

At the Special Meeting, you will be asked to vote on the following proposals:

1.	To approve the New Advisory Agreement between the Company and the Adviser, to take effect upon the consummation of the Transaction (“Proposal 1”);
2.	To vote on the election of the one Non-Interested Director nominee named in the attached Proxy Statement and in the proxy card to serve on the Board of Directors for the term specified in the attached Proxy Statement, to take effect upon consummation of the Transaction (“Proposal 2”);
3.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies (“Proposal 3”); and
4.	To transact such other business as may properly come before the Special Meeting, or any postponement or adjournment thereof.

Record Date and Voting Securities

You may vote your shares, in person or by proxy, at the Special Meeting only if you were a stockholder of record at the close of business on September 16, 2016 (the “Record Date”). On September 14, 2016, there were 180,904,847 shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.

Quorum Required

A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Since banks, brokerage firms or other nominees do not have discretion to vote on non-routine matters such as Proposals 1, 2 and 3, if you do not provide voting instructions to your bank, brokerage firm or other nominee, your shares will not be voted at the Special Meeting, will not be counted as present for purposes of meeting the quorum requirement, and, if there is quorum, will have the effect of a vote against Proposal 1 and will no effect on Proposal 2.

If a quorum is not present at the Special Meeting, the stockholders who are represented at the Special Meeting may adjourn the Special Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Submitting Voting Instructions for Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you must follow the voting instructions you receive from your bank, brokerage firm or other nominee. If you hold shares through a bank, brokerage firm or other nominee and you want to vote in person at the Special Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Special Meeting. If you do not vote in person at the Special Meeting or submit voting instructions to your bank, brokerage firm or other nominee, your shares will not be voted at the Special Meeting and will not be counted as present for purposes of meeting the quorum requirement.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone through our proxy solicitor, Broadridge, who coordinates proxy delivery and voting for these banks and brokerage firms. If your shares are registered in the name of a bank or brokerage firm, you will receive a copy of this Proxy Statement, either by paper or electronically, from Broadridge and will have the opportunity to vote via the Internet or by telephone through (800) 690-6903.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of common stock, you may authorize a proxy to vote on your behalf, as described on the enclosed proxy card. Authorizing your proxy will not limit your right to vote in person at the Special Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxy holder will vote your shares according to the Board’s recommendations. You may return the enclosed proxy card by mail in the enclosed, self-addressed envelope, or you may vote your shares by calling Broadridge or through the Internet website of our proxy solicitor at ww.proxyvote.com/BDCA, as indicated on the proxy card.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by: (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to our proxy solicitor at the following address: Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717; or (ii) by attending the Special Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Special Meeting.

If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from your broker, bank or other nominee in order to revoke your voting instructions. Attending the Special Meeting does not revoke your proxy unless you also vote in person at the Special Meeting.

Vote Required

Approval of the New Advisory Agreement.  Approval of the New Advisory Agreement requires the affirmative vote of “a majority of outstanding voting securities” entitled to vote at the Special Meeting, in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). Since the Company’s only voting securities are common stock, consistent with the 1940 Act, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve the

New Advisory Agreement. For purposes of approval of the New Advisory Agreement, “a majority of outstanding shares of common stock” is the lesser of: (i) 67% or more of the shares of common stock present at the Special Meeting if the holders of more than 50% of the outstanding common stock are present or represented by proxy; or (ii) more than 50% of our outstanding shares of common stock as of the Record Date. Abstentions will have the effect of a vote against the New Advisory Agreement. Since banks, brokerage firms or other nominees do not have discretion to vote on non-routine matters such as the approval of the New Advisory Agreement, if you do not provide voting instructions to your bank, brokerage firm or other nominee, your shares will not be voted at the Special Meeting and will not be counted as present for purposes of meeting the quorum requirement, and, if there is quorum, will have the effect of a vote against Proposal 1 and will have no effect on Proposal 2.

Election of Directors.  The election of a director requires a plurality of all the votes cast either in person or by proxy at the Special Meeting. Each share entitled to vote may be voted for as many persons as there are directors to be elected. However, stockholders may not cumulate their votes. If you vote “Withhold Authority” with respect to a director nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of all votes cast, abstentions will have no effect on the election of directors.

Adjournment of Special Meeting.  Approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of the holders of a majority of the votes cast at the Special Meeting. Abstentions will have the effect of a vote against this proposal.

Additional Solicitation.  If a quorum is not present or there are not enough votes to approve the New Advisory Agreement, a majority of the stockholders who are represented may adjourn the Special Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the proposal for which an adjournment is sought, to permit the further solicitation of proxies.

A stockholder vote may be taken to approve the New Advisory Agreement prior to any such adjournment if there are sufficient votes for approval of the New Advisory Agreement. Approval of Proposal 2 is conditioned on the approval of Proposal 1, such that if Proposal 1 is not approved Messrs. Budko and Weil will not resign and no vote to elect a new Non-Interested Director will occur. This means for the nomination of one new Non-Interested Director in Proposal 2 to be considered and approved, the required percentage of stockholders must vote “FOR” the approval of the New Advisory Agreement in Proposal 1.

Information Regarding This Solicitation

The Company will not bear any expenses in connection with the solicitation of proxies for the Special Meeting, but rather BSP and the parent of the Adviser will collectively bear the expense of the solicitation of proxies for the Special Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders, and proxy card. We have requested that banks, brokerage firms and other nominees holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. BSP and the Adviser will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and/or by telephone or facsimile transmission by directors, officers or employees of the Company, the Adviser, and BSP and officers and employees of Broadridge. The Adviser is located at 405 Park Avenue, 14th Floor, New York, NY 10022. No additional compensation will be paid to directors, officers or regular employees of the Company, Adviser or BSP for such services. The Company has also retained Broadridge to assist in the solicitation of proxies for a fee of approximately $16,000 plus reimbursement of certain out of pocket expenses.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy solicitor, Broadridge, 51 Mercedes Way, Edgewood, NY 11717, as indicated on the proxy card, prior to

11:59 p.m., Eastern Time, on October 27, 2016, or submitted by calling (800) 690-6903 or through the Internet website of our proxy solicitor at www.proxyvote.com/BDCA, prior to 11:59 p.m., Eastern Time, on October 27, 2016.

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a current report on Form 8-K within four business days from the date of the Special Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of September 14, 2016, in each case including shares of common stock which may be acquired by such persons within 60 days, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of our officers and directors; and
•	all of our officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class(2)
Interested Directors
Peter M. Budko(3)	33,749		*
Edward M. Weil, Jr.(3)	10,101		*
Non-Interested Directors
Leslie D. Michelson	9,753		*
Randolph C. Read	—	—
Edward G. Rendell	—	—
Incoming Interested Directors
Richard J. Byrne	—	—
Non-Interested Director Nominee
Ronald J. Kramer	—	—
Current Executive Officers (that are not directors)
James A. Fisher(4)	21,870		*
Corinne D. Pankovcin	—	—
Incoming Executive Officers
Richard J. Byrne	—	—
Current Executive officers and directors as a group	75,473	.04%

*	Represents less than one percent.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Assumes no other purchases or sales of our common stock since the information most recently available to us. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that we have with regard to the present intent of the beneficial owners of our common stock listed in this table.
(2)	Based on a total of 180,904,847 shares of the Company’s common stock issued and outstanding on September 14, 2016.
(3)	Messrs. Budko and Weil will resign from their positions with the Board upon consummation of the Transaction.
(4)	Represents an award under AR Global’s restricted stock unit plan of the shares of our common stock held on behalf of the Adviser.

Set forth below is the dollar range of equity securities of the Company beneficially owned by each of our directors as of the Record Date.

Name of Director	Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Interested Directors
Peter M. Budko(4)	Over $100,000
Edward M. Weil, Jr.(4)	Over $100,000
Non-Interested Directors
Leslie D. Michelson	None
Randolph C. Read	None
Edward G. Rendell	None
Incoming Interested Director
Richard J. Byrne	None
Non-Interested Director Nominee
Ronald J. Kramer	None

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned in the Company is based on the net asset value per share of our common stock on September 14, 2016.
(3)	The dollar ranges are: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or Over $100,000.
(4)	Messrs. Budko and Weil will resign from their positions with the Board upon consummation of the Transaction.

PROPOSAL 1

TO APPROVE THE NEW ADVISORY AGREEMENT BETWEEN THE COMPANY AND
THE ADVISER, TO TAKE EFFECT UPON A CHANGE OF CONTROL OF THE ADVISER
IN CONNECTION WITH THE TRANSACTION

Background

The Adviser currently provides investment advisory services to the Company pursuant to the current investment advisory agreement, dated June 23, 2016, including all amendments thereto, between the Company and the Adviser (the “Existing Advisory Agreement”). The Existing Advisory Agreement was last approved by the Board, including a majority of directors who are not “interested persons,” as such term is defined under the 1940 Act (the “Non-Interested Directors”), on April 27, 2016. The Existing Advisory Agreement was last approved by a vote of the stockholders of the Company on June 17, 2016.

American Realty Capital II Advisors, LLC, a Delaware limited liability company and a wholly owned subsidiary of AR Global, our sponsor, has entered into a membership interest purchase agreement (the “Purchase Agreement”) with BSP Acquisition I, LLC, a Delaware limited liability company (the “Purchaser”), an affiliate of BSP, pursuant to which BSP will acquire all of the outstanding limited liability company interests of the Adviser (the “Transaction”). Purchaser has agreed that BSP or an affiliate of BSP will acquire $10 million of common stock of the Company based on the net asset value per share of our common stock on the closing of the Transaction. As a result of the expected change of control of the Adviser resulting from the Transaction, an assignment of the Existing Advisory Agreement under the 1940 Act will occur. Such assignment will terminate the Existing Advisory Agreement and all prior versions, whether effective or contingent, in accordance with their terms as required by Section 15 of the 1940 Act.

In order for the Adviser to continue to serve as the investment adviser to the Company upon the closing of the Transaction, the stockholders of the Company must approve the New Advisory Agreement. The 1940 Act requires that a new investment advisory agreement be approved by both a majority of a company’s Non-Interested Directors and “a majority of its outstanding voting securities,” as such term is defined under the 1940 Act. At an in-person meeting on August 12, 2016, the Board (including all of the Non-Interested Directors) unanimously approved the New Advisory Agreement and voted unanimously to recommend that the Company’s stockholders approve the New Advisory Agreement.

If approved by the stockholders of the Company, the New Advisory Agreement will be executed on behalf of the Company and become effective upon the closing of the Transaction. The closing of the Transaction is conditioned on, among other things: (i) approval of the New Advisory Agreement by the Company’s stockholders; (ii) the resignation of Peter M. Budko and Edward M. Weil, Jr. as members of the Board and the appointment of Richard J. Byrne to the Board in the role of Chairman; (iii) the election of Ronald J. Kramer as a new Non-Interested Director pursuant to Section 16(b) of the 1940 Act, effective upon consummation of the Transaction; and (iv) the receipt of required regulatory and other approvals. If each of the terms and conditions is satisfied or waived, the parties to the Transaction anticipate that the closing will take place as soon as practicable after the Special Meeting.

The stockholders of the Company are being asked to approve the New Advisory Agreement between the Company and the Adviser. All material terms of the New Advisory Agreement, which has an initial term of two (2) years, will be substantially the same as those contained in the Existing Advisory Agreement. Minor changes between the terms of the New Advisory Agreement and the Existing Advisory Agreement are discussed below. The Board believes the approval of the New Advisory Agreement will benefit the Company as such approval would provide continuity of advisory services to the Company by the Adviser, and believes it to be in the best interests of the Company and its stockholders.

In connection with the consummation of the Transaction, the Company’s two current interested directors, Peter M. Budko and Edward M. Weil, Jr., will resign from the Board, and Richard J. Byrne, the President of BSP, will be appointed as an interested director to the Board. Mr. Byrne would be appointed to the Board in the role of Chairman. In addition, the Board has recommended that the Company’s stockholders vote to elect the one Non-Interested Director nominee described in Proposal 2. If elected, and if the transaction is consummated, Mr. Kramer will begin his term as a director upon consummation of the Transaction. Following the closing of the Transaction, Thomas J. Gahan, Chief Executive Officer of BSP, as well as Michael E.

Paasche, a Senior Managing Director of BSP, and Blair D. Faulstich, the Head of Originations of BSP, each with over 20 years of experience in the financial services industry, will replace the current members of the Adviser’s investment committee and the Company’s executive officers, with the exception of Corinne D. Pankovcin, will be replaced by executive officers that are affiliated with BSP, as further discussed below. See “— Information Regarding the New Officers and Members of the Adviser’s Investment Committee” for further details. As discussed below under “— Administration Agreements,” upon the closing of the Transaction, the current administration agreement between the Company and ARC Advisory Services, LLC (“ARC Advisory”), dated February 9, 2016 (the “ARC Administration Agreement”) will be terminated and BSP will put in place a new Administration Agreement (the “New Administration Agreement”). As a result of the New Administration Agreement, BSP will provide us with office facilities and administrative services. In addition, BSP expects that the amended and restated fund administration servicing agreement between the Company and U.S. Bancorp Fund Services, LLC (“U.S. Bancorp”), dated April 17, 2015 (the “Administration Servicing Agreement”), and the amended and restated fund accounting servicing agreement between the Company and U.S. Bancorp, dated April 17, 2015 (the “Accounting Servicing Agreement”), will remain in place.

The Company’s investment objective, which is to generate both current income and to a lesser extent long-term capital appreciation through debt and equity investments, will remain unchanged. BSP plans to achieve this investment objective by primarily focusing on senior secured loans and to a lesser extent, mezzanine or subordinated debt and equity securities. Senior secured loans include first and second lien and unitranche loans that rank ahead of subordinated debt of a given portfolio company. Mezzanine and subordinated debt is subordinated to senior loans and is generally unsecured. Equity is the most junior security and is unsecured. In seeking this investment objective, the Company will target a differentiated investment strategy composed of four key components:

•	differentiated sourcing of primarily private debt opportunities through BSP’s extensive proprietary networks and close relationships;
•	focusing on delivering superior risk-adjusted returns by investing primarily in senior secured investments;
•	creative and flexible approach to structuring while optimizing investment-level risk/return profile; and
•	maintaining downside protection through risk management and multidimensional diversification.

There is no current intention to change the Company’s distribution policy. To the extent that the Company has net income available for distribution, it intends to continue to distribute monthly distributions to its stockholders. The amount of the Company’s distributions, if any, will be determined by its Board. Any distributions to the Company’s stockholders will be declared out of assets legally available for distribution.

With respect to a liquidity event, the Board believes at this time that a stock exchange listing in which the Company’s stock trades at a premium to net asset value is likely to be the most favorable liquidity event for stockholders and that BSP is well positioned to optimize the Company’s portfolio performance and expense structure to prepare for, and has the requisite access to institutional capital and relationships that would be conducive to, such an outcome.

Following the completion of the Transaction, you will still own the same amount and type of shares in the same Company.

BSP and the parent of the Adviser will collectively bear the costs associated with the Special Meeting.

To the extent Proposal 3 is approved by the Company’s stockholders, the Company may adjourn the Special Meeting and seek additional proxies to vote on Proposal 1 and Proposal 2. If Proposal 1 is not approved by the Company’s stockholders, then Proposal 2 will not be submitted to the Company’s stockholders, the Transaction will not close and the Company will continue to operate pursuant to the Existing Advisory Agreement under the supervision of the existing Board and management team.

Benefits of the Transaction

In evaluating the New Advisory Agreement, the Board requested an extensive set of materials regarding the Adviser and BSP and their affiliates.

BSP is a leading credit-focused alternative asset management firm with over $13.0 billion in assets under management, including $3.9 billion in private debt, as of July 31 2016. BSP has been registered as an investment adviser under the Investment Advisers Act of 1940, as amended, since February 2011. BSP is controlled by Providence Equity L.L.C. and BSP Holdco, LLC, is an affiliate of Providence Equity Partners L.L.C. (“Providence”), and was formed as Providence’s credit investment platform. Established in 2008, this credit investment platform today manages funds for institutions and high-net-worth investors, including private funds with a substantially similar strategy to the investment strategy of the Company, globally across various credit funds and strategies including private debt, long-short liquid credit, long-only credit and commercial real estate debt. These strategies complement each other as they all leverage the sourcing, analytical, compliance, and operational capabilities that encompass BSP’s robust platform. BSP’s private debt strategy seeks to benefit from proprietary access to companies through an extensive, nationwide network of senior partner relationships, CEO relationships, key financial intermediaries, financial sponsors and the extensive global resources and networks of the broader Providence platform. As of July 31, 2016, BSP has over 115 professionals, including 73 investment and research professionals.

BSP’s credit investing efforts are strengthened through its affiliation with Providence, a leading global private equity firm with more than $46 billion in assets under management. Providence was founded as a sector-focused private equity investor with expertise in global media, communications, education and information sectors. Collectively, Providence and BSP consists of approximately 335 employees, including 175 investment professionals located across offices in Providence, New York, Houston, London, Hong Kong, New Delhi and Singapore.

Upon the consummation of the Transaction, the Adviser will be controlled by BSP and, as a condition to the consummation, Mr. Budko will resign from his position with the Company. In addition, Messrs. Budko, Fisher, Taylor, Wishe and Leong will no longer be on the Adviser’s investment committee. Concurrently, the Board will appoint Richard J. Byrne as the Company’s President and Chief Executive Officer and Chairman of the Board. If elected, and if the transaction is consummated, the new Non-Interested Director will also join the Board. Ms. Pankovcin is expected to remain the Company’s Chief Financial Officer, Treasurer and Secretary, and Mr. Talarico is expected to remain the Company’s Chief Compliance Officer. Further, upon the consummation of the Transaction, the Adviser’s investment committee will consist of Messrs. Gahan, Paasche and Faulstich. Going forward, the Adviser’s investment committee will be supported by the investment professionals of the Adviser and the investment professionals of BSP.

The Board discussed BSP’s qualifications and considered its philosophy of management, historical performance, and methods of operations, and considered the following potential benefits to the Company and its stockholders:

•	BSP has stated that it intends to continue the Company’s current investment objective, which is to generate both current income and to a lesser extent long-term capital appreciation through debt and equity investments. The Adviser and BSP intend to seek to achieve this investment objective by delivering superior investment performance with substantial downside protection by identifying and capturing opportunities for excess returns primarily in the private debt market. The investment strategy will rely heavily on the Adviser’s and BSP’s private debt origination capabilities with the benefit of Providence’s global resources.
•	The Board believes that the Adviser will maintain substantial continuity of personnel. BSP intends for the Adviser to retain certain investment professionals from the Adviser’s deal team to complement BSP’s origination team. As noted above, BSP also expects to retain Ms. Pankovcin as the Company’s Chief Financial Officer, Treasurer and Secretary, along with her staff, and Mr. Talarico as the Company’s Chief Compliance Officer.

•	The Board believes that the Company will benefit from BSP’s investment professionals, who are expected to provide the Adviser with additional resources in origination, underwriting and portfolio management. In June 2015, BSP received exemptive relief from the SEC, which will allow the Company to co-invest with other BSP affiliated funds that have similar or overlapping investment objectives and strategies, including certain private funds and Griffin-Benefit Street Partners BDC Corp., a small non-traded business development company for which BSP acts as the sub-adviser, in investment opportunities generated at BSP. As a result, upon the closing of the Transaction, the Company will have immediate access to BSP originations deemed appropriate for the Company, subject to BSP’s allocation policy and the exemptive relief from the SEC.
•	The Board believes that the Company will benefit from BSP’s larger existing teams and sophisticated infrastructure. BSP’s credit capabilities and expertise are further strengthened by Providence’s global reach.
•	The Board believes that BSP will be able to assist the Company in materially reducing its operating expense ratio and improving performance on a risk adjusted basis.
•	The Board believes that it will be able to work closely with BSP to achieve a liquidity event for the Company’s stockholders and that BSP and its affiliates will be a stronger partner in this effort than the Adviser and its current affiliates could be.
•	The Adviser will have access to the accounting, finance, legal and compliance resources of BSP’s larger platform, including experienced compliance personnel of BSP and its affiliates.
•	The Adviser is well capitalized and is able to attract and retain personnel necessary to provide quality advisory services to the Company by being part of a larger platform.
•	Although no assurances can be given, over the longer term, the Board believes that the Company will benefit from being part of the BSP platform, which may result in:
º	increase in deal flow and the opportunity to act as a lead investor in more transactions; and
º	a material reduction of the Company’s operating expenses, with further efficiencies anticipated going forward.

Additional Considerations under the 1940 Act

The Transaction is structured to comply with the “safe harbor” included in Section 15(f) of the 1940 Act at the closing of the Transaction. Section 15(f) provides that when a sale of securities or any other interest in an investment adviser occurs, the investment adviser or any of its affiliated persons may receive any amount or benefit in connection with the sale so long as two conditions are satisfied. These conditions are as follows:

•	First, during the three-year period following the consummation of a transaction, at least 75% of the investment company’s board of directors must not be “interested persons,” as such term is defined in the 1940 Act, of the investment adviser or predecessor adviser. The Board is expected to meet this requirement based on the resignation of Messrs. Budko and Weil, the two current Interested Directors, and the retention of the three current Non-Interested Directors and the appointment of Mr. Byrne and the election of Mr. Kramer, a new Non-Interested Director to fill the resulting vacancy pursuant to Section 16(b) of the 1940 Act, effective upon consummation of the Transaction. It is a condition of closing that Mr. Byrne be appointed to the Board in the role of Chairman and Mr. Kramer shall have been elected. Mr. Byrne would be an “interested director” of the Adviser, but the Board would still consist of at least 75% non-interested persons. The Board may consider expanding the size of the Board and appointing or nominating additional Non-Interested Directors and Interested Directors at a later date. However, the Board expects that any such appointments will be done in a manner to ensure continued compliance with the independence requirements imposed by Section 15(f) to the extent applicable; and

•	Second, an “unfair burden” must not be imposed on the investment company as a result of the transaction relating to the sale of such interest, or any of its applicable express or implied terms, conditions or understandings. The term “unfair burden,” as defined in the 1940 Act, includes any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor adviser), or any “interested person” of such an adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its stockholders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for the investment company).

Summary of the Terms of the Existing Advisory Agreement and New Advisory Agreement

A copy of the New Advisory Agreement, marked to show changes from the Existing Advisory Agreement, is attached to this Proxy Statement as Appendix A. The following description of the terms of the New Advisory Agreement is only a summary of its material terms and explicitly highlights all material differences between the New Advisory Agreement and the Existing Advisory Agreement. You should refer to Appendix A for the New Advisory Agreement, and the description of the New Advisory Agreement set forth in this Proxy Statement is qualified in its entirety by reference to Appendix A.

The Adviser has served as investment adviser to the Company since the commencement of the Company’s operations in 2011, pursuant to the terms of the Existing Advisory Agreement as amended from time to time. If approved by the stockholders at the Special Meeting, the Adviser will continue to provide services pursuant to the terms of the New Advisory Agreement. All material terms of the New Advisory Agreement, which has an initial term of two (2) years, are substantially the same as those contained in the Existing Advisory Agreement. Following approval by the stockholders of the Company in the manner required by the 1940 Act, the New Advisory Agreement will be entered into concurrently with the closing of the Transaction. The New Advisory Agreement will remain in effect for a period of two (2) years from the date it is signed, unless sooner terminated in accordance with its terms. After the initial two-year period, continuation of the New Advisory Agreement from year-to-year is subject to annual approval by the Board, including at least a majority of the Non-Interested Directors.

Advisory and Other Services.  Under the terms of the Existing Advisory Agreement and the New Advisory Agreement (collectively, the “Advisory Agreements”), subject to the supervision of the Board of Directors, the Adviser oversees the Company’s day-to-day operations and provides the Company with investment advisory services, in each case in accordance with the Company’s investment objectives, policies and restrictions. The Adviser’s responsibilities have included and will include: (i) determining the composition and allocation of the Company’s portfolio, the nature and timing of the changes of the Company’s portfolio and the manner of implementing such changes; (ii) identifying, evaluating and negotiating the structure of the investments the Company makes; (iii) executing, monitoring and servicing the investments the Company makes; (iv) determining the securities and other assets that the Company will purchase, retain or sell; (v) performing due diligence on prospective portfolio companies; and (vi) providing the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Under the New Advisory Agreement, to the extent it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle or a special tax blocker vehicle, the Adviser will have the authority to create such special purpose vehicles and make investments through such special purpose vehicles in accordance with applicable law and following consideration of the additional upfront and recurring costs and taxes, and administrative requirements related to such special purpose vehicle. The New Advisory Agreement further authorizes the Adviser to engage in all activities and transactions that the Adviser determines, in its sole discretion, to be necessary or appropriate to carry out is duties pursuant to the New Advisory Agreement. The Adviser’s services under the Advisory Agreements are and may continue to be non-exclusive, and the Adviser is and will be free to furnish similar services to other entities as long as its services to the Company are not impaired.

Management Fees.  The management fees under the New Advisory Agreement will be calculated in a manner identical to that of the Existing Advisory Agreement. For services provided by the Adviser under the Advisory Agreements, the Company pays and will pay the Adviser a management fee consisting of two components, a base management fee and an incentive fee. The base management fee (the “Base Fee”) is calculated at an annual rate of 1.50% of the Company’s average gross assets. For services rendered under the Advisory Agreements, the Base Fee is and will be payable quarterly in arrears, and is and will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters. The Base Fee for any partial month or quarter will be appropriately prorated.

The incentive fee consists of two parts. The first part, referred to as the “incentive fee on income,” is calculated and payable quarterly in arrears based on the Company’s “pre-incentive fee net investment income” for the immediately preceding quarter. The payment of the incentive fee on income is subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on the value of the Company’s net assets at the end of the most recently completed calendar quarter, of 1.75% (7.00% annualized), subject to a “catch up” feature (as described below). The calculation of the incentive fee on income for each quarter is as follows:

•	No incentive fee on income shall be payable to the Adviser in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the preferred return rate of 1.75% or 7.00% annualized (the “Preferred Return”) on net assets;
•	100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the preferred return but is less than or equal to 2.1875% in any calendar quarter (8.75% annualized) shall be payable to the Adviser. This portion of the company’s incentive fee on income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20% on all of the Company’s pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income reaches 2.1875% (8.75% annualized) in any calendar quarter; and
•	For any quarter in which the Company’s pre-incentive fee net investment income exceeds 2.1875% (8.75% annualized), the incentive fee on income shall equal 20% of the amount of the Company’s pre-incentive fee net investment income, as the Preferred Return and catch-up will have been achieved.

The second part of the incentive fee, which is referred to as the incentive fee on capital gains during operations, is an incentive fee on capital gains earned on liquidated investments from the portfolio during operations prior to a liquidation of the Company and is determined and payable in arrears as of the end of each calendar year (or upon termination of the Advisory Agreements, if earlier). This fee equals 20.0% of the Company’s incentive fee on capital gains, which equals the Company’s realized capital gains on a cumulative basis from inception of the Company, calculated as of the end of each applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

Notwithstanding the foregoing, in no event will the Adviser’s compensation on the basis of a share of capital gains exceed 20% of the realized capital gains upon the funds of the Company over the life of the Company, computed net of all realized capital losses and unrealized capital depreciation.

During the fiscal year ended December 31, 2015, the Company reported approximately $36.0 million in base fees and $10.1 million in incentive fees (gross of waivers), which were paid to the Adviser.

Expenses.  Under the New Advisory Agreement, similar to the Existing Advisory Agreement, all personnel of the Adviser or BSP, when and to the extent engaged in providing investment advisory services, and the compensation expenses of such personnel allocable to such services, will be provided and paid for by the Adviser or by BSP, and not by the Company. The Company is and will be responsible for all other costs and expenses of its operations and transactions, including (without limitation) those relating to: expenses deemed to be “organization and offering expenses” of the Company for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority; amounts paid to third parties for administrative services; amounts paid to third party experts relating to the investigation and monitoring of the Company’s investments; the cost of calculating the Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to the investment advisory agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms), transfer agent and custodial fees, fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; any exchange listing fees; federal, state and local taxes; independent directors’ fees and expenses; brokerage commissions; costs of proxy statements; stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, liability insurance and other insurance premiums; and printing, mailing, independent accountants and outside legal costs. The Existing Advisory Agreement contains substantially similar provisions with respect to responsibilities for expenses as those described above with respect to the New Advisory Agreement. Although the Adviser will bear the compensation expenses of its personnel allocable to the provision of advisory services under the New Advisory Agreement, under the New Administration Agreement, the Company will bear a portion of compensation expenses allocable to administrative services.

Term, Continuance and Termination.  The continuance and termination provisions under the New Advisory Agreement will be the same as the continuance and termination provisions under the Existing Advisory Agreement. The Advisory Agreements provide that the Advisory Agreements will remain in force for two years from the date on which they first become effective, and may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company’s independent directors, or (b) by the Adviser upon 120 days’ written notice to the Company.

Indemnification.  The indemnification provisions under the New Advisory Agreement will be substantially similar to the indemnification provisions under the Existing Advisory Agreement. The Advisory Agreements provide that the Adviser and its officers, directors, controlling persons and any other person or entity affiliated with it acting as the Company’s agent shall be entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by the Adviser, and the Adviser shall be held harmless for any loss or liability suffered by the Company, if (i) the Adviser has determined, in good faith, that the course of conduct which caused the loss or liability was in the Company’s best interests, (ii) the Adviser was acting on behalf of or performing services for the Company, (iii) the liability or loss suffered was not the result of negligence or misconduct by the Adviser or an affiliate thereof acting as the Company’s agent and (iv) the indemnification or agreement to hold the Adviser harmless is only recoverable out of the Company’s net assets and not from the Company’s stockholders. If the shares of the Company are listed on a national securities exchange, the New Advisory Agreement and the Existing Advisory Agreements provide that the above limitations on indemnification will not apply. The New Advisory Agreement also limits indemnification in the case of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or reckless disregard of the Adviser’s duties and obligations under the New Advisory Agreement.

Board Consideration of the Approval of the New Advisory Agreement

On July 17, 2016 the Board determined to establish a Special Committee of the Board, consisting of all three Non-Interested Directors (the “Special Committee”), and authorized it to consider the proposed New Advisory Agreement and any other proposals that might be made regarding investment advisory services for the Company. The Special Committee was authorized to hire counsel and other advisors as needed. The Special Committee interviewed and selected the law firm of Skadden, Arps, Slate, Meagher & Flom LLP (“Special Committee Counsel”) as counsel to advise it.

The Special Committee made multiple information requests to BSP to assist it in its deliberations and received a high level of cooperation from BSP. The Special Committee received a presentation from BSP on July 26, 2016.

On July 29, 2016 the Special Committee received a proposal from Prospect Capital Management (“PCM”) expressing an interest in managing the assets of the Company and potentially engaging in a transaction with the Adviser. The Special Committee also received various materials and analyses from PCM, engaged in its own research regarding PCM, and held a conference call with PCM on August 10, 2016 regarding PCM’s interest.

The Special Committee held meetings, either on its own or at an executive session of a meeting of the Board of Directors on July 17, 22 and July 26 prior to the Special Committee’s engagement of Special

Committee Counsel. The Special Committee held meetings, either on its own or in executive session of the Board, on August 2, 4, 5, 7, 9, 10 and 12 at which it discussed, with its special counsel present, the information and presentations received from BSP and PCM, the assessment the members of the Special Committee had of such information and presentations and follow-up questions.

With regard to PCM’s expression of interest, the Special Committee considered PCM’s interest in changing the investment focus of the Company to be substantially entirely first lien secured loans rather than the considerably more complex mix of strategies utilized by PCM for its primary client, Prospect Capital Corporation (“PSEC”), a large publicly traded business development company; PCM’s offer to manage the proposed strategy for a base fee of 1.0% of total assets plus the existing incentive fee structure rather than the 1.5% of total assets and existing incentive fee structure charged and proposed to be charged by the Adviser under the Existing Advisory Agreement and the New Advisory Agreement; the performance record of PSEC; the trading history of PSEC shares; and the PCM team. The Special Committee determined that the proposed fee structure represented a modest decrease in the Company’s fees of approximately 0.1% to 0.2% of total assets per year that may have been appropriate with respect to the simpler investment program proposed by PCM. The Special Committee also determined that in its judgment PCM, particularly in light of PSEC’s trading history, was not a good fit for the Company at this time. Accordingly the Special Committee determined to complete its consideration of the New Advisory Agreement and not to continue discussions with PCM.

On August 12, 2016, the Board, including the members of the Special Committee, met in person and heard a further presentation from BSP, discussed the Transaction and its possible effects on the Company, and evaluated the New Advisory Agreement. Senior officers of the Adviser and BSP were present to answer questions from the Board. The Board, including all the members of the Special Committee, unanimously approved the New Advisory Agreement on August 12, 2016.

In evaluating the New Advisory Agreement, the Board reviewed certain materials furnished separately by the Adviser, and by BSP and its affiliates relevant to its decision. Those materials included information regarding the Adviser and BSP and their affiliates, their personnel, investment management process, accounts with similar strategies, performance, operations, financial conditions, litigation and regulatory history, consideration regarding a liquidity event for the Company and other matters. Representatives of the Adviser and BSP discussed with the Board the Adviser’s and BSP’s philosophy of management, historical performance and methods of operation insofar as they related to the Company, and indicated their belief that, as a consequence of the Transaction, the operations of the Adviser and its ability to provide advisory services to the Company would not be adversely affected and would likely be enhanced by the resources of BSP.

The Special Committee then met separately, with Special Committee Counsel, to consider the New Advisory Agreement.

In reviewing the New Advisory Agreement, the Special Committee considered the following matters and reached the following conclusions:

•	Nature, Extent and Quality of Investment Advisory Services. The Special Committee considered the nature, extent and quality of the investment advisory services to be provided by the Adviser to the Company after the closing of the Transaction. The Special Committee reviewed the expected resources of the Adviser and the composition, education and experience of BSP’s investment professionals. It concluded that the nature, quality and extent of the services to be provided to the Company by the Adviser after the closing of the Transaction are appropriate and that the Company is likely to benefit from the provision of these services. It also concluded that BSP has a strong proprietary origination capability and will be able to provide the Adviser with sufficient personnel, with the appropriate education and experience, to serve the Company effectively.
•	Investment Performance. The Special Committee reviewed BSP’s historical investment performance and compared BSP’s prior performance with the performance of a peer group of business development companies. The Special Committee concluded that, although past performance is not necessarily indicative of future results, BSP had a favorable performance record.

•	Competitiveness of Fees and Expense Ratios. The Special Committee reviewed information regarding the fee structure and revenues the Adviser and its affiliates would expect to receive under the New Advisory Agreement and under the New Administration Agreement, compared the fee structure to the fee structures of a peer group of other business development companies and compared the operating expense ratios of the Company to the operating expense ratios of the peer group. The Special Committee noted that the fee structure was the same as the Company’s current fee structure, which the Board previously determined was reasonable. The Special Committee determined that the fee structure under the New Advisory Agreement was more favorable to the Company than the median of the peer group and that BSP expected that it would be able to reduce the Company’s operating expense ratio. The Special Committee recognized that BSP provides advisory services to certain institutional funds that have similar investment strategies to the Company at fee rates that are marginally lower than those under the New Advisory Agreement. However, the Special Committee also recognized that the Adviser would be providing incremental advisory services for some period of time to evaluate and reposition some elements of the Company’s portfolio and that the work required for a vehicle such as the Company that is more highly leveraged, provides periodic share repurchase liquidity for its shareholders and that expects to become a permanent capital vehicle whose shares trade on a national securities exchange tends to be more complex than for a limited life institutional fund. The Special Committee determined that the fee structure in the New Advisory Agreement and the Company’s expected operating expense ratio under the New Administration Agreement were reasonable at this time.
•	Profitability of the Adviser from the New Advisory Agreement. The Special Committee determined that the expected profitability of the Adviser after the Transaction under the New Advisory Agreement was within an acceptable range. The Special Committee recognized that the actual impact of the Transaction on the profitability of the Adviser and BSP from their relationship with the Company was not yet knowable and that they would refine their assessment of this element as the Company and the Adviser and BSP operated under the new arrangements.
•	Economies of Scale. The Special Committee discussed whether the Adviser was likely to experience economics of scale as a result of the Transaction and its affiliation with BSP. The Special Committee determined that while Transaction might result in some economies of scale, it was premature to seek to assess these and that they would monitor this going forward.
•	Liquidity Event. The Special Committee took into account that the Company needs to consider various potential liquidity events for stockholders. These include seeking a listing for the Company’s shares on a national stock exchange, a sale of the Company or its assets, or merger of the Company with another business development company. The Special Committee considered that a transaction in which the Company’s shares became listed and trade at a premium to net asset value would likely provide the most favorable outcome for stockholders at this time. The Special Committee believes that the proposed affiliation of the Adviser with BSP is likely to be a favorable development in this regard in light of BSP’s historical performance, reputation and institutional connections.
•	Other Matters Considered. In addition, the Special Committee also considered the intangible benefits that accrue to the Adviser by virtue of its relationship with the Company and concluded that they were appropriate.

Based on the information reviewed and discussions held with respect to each of the foregoing items, the Special Committee concluded in light of all of the Company’s surrounding circumstances that the compensation payable to the Adviser under the New Advisory Agreement was reasonable in relation to the services to be provided by the Adviser to the Company and recommended that the Board of Directors approve the New Advisory Agreement.

After these deliberations, the Board, including all of the Non-Interested Directors, unanimously approved the New Advisory Agreement between the Adviser and the Company as in the best interests of the Company and its stockholders. The Board then directed that the New Advisory Agreement be submitted to the Company’s stockholders for approval with the Board’ recommendation that stockholders vote to approve the New Advisory Agreement.

The Board did not assign relative weights to the above factors or the other factors considered by it. Individual members of the Board may have given different weights to different factors.

On August 15, 2016 the Board received a written proposal from NexPoint Advisors (“NexPoint”), an alternative assets investment adviser affiliated with Highland Capital Management that acts as investment adviser to a registered closed end fund whose shares trade on the New York Stock Exchange, a real estate investment trust (REIT) that owns land and improved real estate and whose shares are traded on the New York Stock Exchange, a relatively small nontraded business development company focused on the health care industry that commenced operations approximately two years ago, and several institutional accounts focused on opportunistic credit investments. In this proposal NexPoint expressed interest in being engaged as the investment adviser of the Company for a base fee of 1.0% of total assets and incentive fees calculated in the same manner as the Company’s existing agreement with the Adviser but at a reduced rate of 13.33% (subsequently revised by NexPoint to be 0.75% of total assets and a 10.0% incentive fee, respectively). These fees would represent a substantial expense savings to the Company and its shareholders of approximately 1.0% or more of total assets per year based on the Company’s recent performance. NexPoint stated in its proposal that it expected to manage the Company’s assets in the same manner as the Adviser has been managing them. NexPoint also proposed to invest up to $20 million in shares of the Company over time (subsequently increased to $50 million). This proposal was referred to the Special Committee for review and consideration.

The Special Committee carefully evaluated NexPoint’s proposal to determine if it was worthwhile engaging in further discussion with NexPoint, including through requests for relevant information from NexPoint, asking the Adviser to provide information and reviewing publicly available information. The Special Committee had difficulty obtaining complete, accurate and relevant responses from NexPoint to its requests for information. Based on its review of all of the information available to it and taking into account the totality of the circumstances including NexPoint’s promise of lower fees, the Special Committee concluded that NexPoint lacks the experience the Special Committee seeks in an adviser to execute the Company’s strategy, has had poor performance in the credit portfolio of the publicly traded credit fund it claimed is similar to the Company and is unlikely to provide as favorable results over time for the Company’s stockholders as BSP and lacks the candor, forthrightness and integrity the Special Committee deems minimally necessary to warrant further consideration as a potential adviser for the Company. Set forth below are the highlights of the Special Committee’s deliberations and conclusions, followed by a more detailed explanation.

•	The funds that NexPoint claimed to the Special Committee are comparable to the Company are not in fact comparable to the Company and in truth have less than 5% of their assets invested in senior loans and almost no assets invested in the kind of senior loans the Company focuses on.
•	NexPoint’s publicly traded credit fund appears to have engaged in a dramatic shift in investment strategy over the past few years such that its portfolio consists over 70% of equity securities, few of which appear to relate to credit investments.
•	NexPoint’s small nontraded healthcare business development company also appears to have dramatically shifted its investment strategy. Less than 30% of its assets are invested in healthcare senior loans, it has a heavy focus on distressed opportunities and has recently announced plans to invest up to 25% of its assets in an equity REIT. Its former publicly traded business development company had such poor performance into the financial crisis that NexPoint merged it out of existence.
•	In its small nontraded healthcare business development company NexPoint has resorted to using what appears to be an accounting gimmick — a promise to make up for unrealized losses on certain of the fund’s portfolio securities — to improve the apparent performance of this fund.
•	NexPoint did not provide the Special Committee with information sufficient for the Special Committee to determine the performance of the senior debt portion of NexPoint’s funds. It appears that the performance of these funds has been primarily dependent on capital appreciation from equity investments. The public record shows that NexPoint’s publicly traded credit fund has unrealized losses in excess of 60% of its net asset value, and the performance of NexPoint’s accounts investing primarily in bank loans has not been favorable over the past five years in comparison to the Company’s returns.
•	NexPoint’s fee proposal appears disingenuous, as it charges among the highest fees in the business development company industry to its existing business development company. Taking into account that fact and all of the other information it has collected and evaluated, the Special Committee is skeptical that NexPoint could or would, for the fees it has proposed, continue the Company’s established investment strategy of focusing primarily on directly originated senior loans. The Special Committee is concerned that NexPoint is likely to seek to invest the bulk of the Company’s assets in broadly syndicated loans, real estate equities and other traded equity and debt securities, as it has done in the funds it claimed to have investment strategies comparable to the Company’s. The fees that should be paid to an adviser for such a strategy should be lower because it costs less to implement that strategy. But, the Board has determined that the expected risk adjusted returns for the Company’s stockholders from such a strategy are likely to be much lower, even taking into account the lower fees proposed by NexPoint.
•	NexPoint claimed that the Company’s shares have traded at a discount of over 16% to net asset value but failed to mention that the vast majority of transactions in the Company’s shares occur at net asset value pursuant to the Company’s stock purchase program, or that the shares of NexPoint’s publicly traded credit fund have consistently traded at discounts in excess of 10% with no liquidity at net asset value.
•	As an organization NexPoint and its affiliated advisers are highly litigious, including as a defendant in multiple lawsuits brought against it by investors in its funds.
•	NexPoint failed, despite repeated requests, to respond fully to many of the Special Committee’s requests, including its request for its litigation and regulatory history during the past ten years. Only after the Special Committee made repeated requests did NexPoint reveal a recent settlement with the SEC in which the SEC found that NexPoint’s close affiliate, Highland Capital Management, engaged in violations of the Advisers Act. NexPoint’s failure from the outset and repeatedly to respond candidly and fully to the Special Committee’s legitimate requests for information has led the Special Committee to become concerned that NexPoint is likely to continue to conduct itself in such a manner, which would make it difficult or impossible for the Board to provide proper oversight if NexPoint were to become the investment adviser. The Special Committee believes it would be a mistake to expose the Company’s stockholders to that risk.
•	The Special Committee believes that it would be important to ensure continuity between the existing adviser and any new adviser. NexPoint’s litigation, regulatory, and performance history, as well as the extensive intramural litigation among current and former senior employees, make it unlikely in the view of the Special Committee that many, if any, of the current employees of the Adviser would be interested in joining NexPoint. In contrast, BSP has sought to retain the vast majority of the Adviser’s employees and most have committed to staying. In light of this, NexPoint is not likely to be able to provide the Special Committee credible assurances about continuity comparable to those being made by BSP.

The Special Committee held telephonic meetings with its special counsel on August 17, 23, 25, 28 and 30 relating to the NexPoint proposal. On August 16, the Special Committee sent NexPoint an information request relating to its experience in direct origination of senior private debt of middle market companies, the team it would use to manage the assets and the origination experience of each member of the team, the performance of any similar funds managed by NexPoint, its considerations regarding a potential liquidity event for the Company and its stockholders and its litigation and regulatory history during the past ten years. The Special Committee reviewed and on August 23 discussed NexPoint’s response to this request and sent NexPoint a follow-up request seeking clarification of certain information. The Special Committee also met to discuss and sent further clarifying requests on August 25 and 28 and received further responses on August 24, 27 and 29. The Special Committee’s initial and follow-up requests were designed to obtain the information the Special Committee members believed was needed to evaluate NexPoint’s proposal and to discharge the

Special Committee’s duties to the Company’s stockholders. The Special Committee found that NexPoint was reluctant to disclose information responsive to the Special Committee’s requests. Neither the Adviser nor BSP or their personnel were present at any of the Special Committee’s meetings. The Special Committee also performed its own review of publicly available information about NexPoint and the funds it manages and received from the Adviser an assessment and certain information requested from the Adviser.

With respect to NexPoint’s level of experience relevant to management of the Company’s assets, based on the materials submitted by NexPoint, the Special Committee determined that in its view the Company needs an investment adviser with deep experience and a strong track record in originating and negotiating the types of loans to private middle market companies that the Board wants the Company to focus on and that in its view NexPoint does not have that experience or track record outside of the real estate operating area, which the Company rarely invests in. In addition, the Special Committee noted that the funds that NexPoint claimed to have similar strategies to the Company do not utilize similar strategies to any material extent and, as of June 30, 2016, invested less than 5% of their assets in proprietary originated senior loans of private middle market companies, compared to the Company’s total of 55% as of June 30, 2016. Further, even NexPoint’s small nontraded healthcare business development company has dramatically shifted its investment strategy. Less than 30% of its assets are invested in healthcare senior loans, it has a heavy focus on distressed opportunities and has recently announced plans to invest up to 25% of its assets in an equity REIT. The Special Committee also thought it likely NexPoint would seek to manage the Company with a much higher level of syndicated loans, real estate equity and other traded equity and debt assets than targeted by the Board, for which lower fees typically would be appropriate.

Regarding performance, the Special Committee determined that:

•	The performance of NexPoint’s REIT was irrelevant to the Company, which does not invest directly in real estate assets and has only one investment in a diversified real estate operating company;
•	The performance of NexPoint’s publicly traded credit fund has been heavily dependent on capital gains from equity securities, which have increased from approximately 10% of the portfolio to nearly 70% over the five years ended December 31, 2015 as its investments in senior loans (primarily broadly syndicated loans) have decreased from approximately 56% of the portfolio to 12%; accordingly, this fund appears to be operating in violation of SEC rules that require at least 80% of this fund’s assets to be invested in credit securities; its most recent SEC portfolio holdings report shows a net unrealized loss of over 60% of its net assets; its performance since its inception in 2006, particularly in the years when it actually was primarily a credit fund, has been poor;
•	the market performance of this fund’s shares has consistently been at a discount to net asset value in excess of 10% since 2011 and over most of its existence since inception in 2006; and the Special Committee could not determine the performance of the senior debt or CLO portions of this fund;
•	NexPoint had managed a publicly traded business development company focused on distressed opportunities and, after realizing poor performance through the financial crisis, merged it into its publicly traded credit fund; and
•	The performance of NexPoint’s current business development company has been substantially dependent on capital appreciation, a material portion of which has consisted of an accounting gimmick — NexPoint commitments to make good on capital depreciation of certain assets in the portfolio in order to improve the apparent performance of this fund.

NexPoint’s fee proposal appears disingenuous, as it charges among the highest fees in the business development company industry to its existing business development company. Taking into account that fact and all of the other information it has collected and evaluated, the Special Committee is skeptical that NexPoint could or would, for the fees it has proposed, continue the Company’s established investment strategy of focusing primarily on directly originated loans. The Special Committee is concerned that NexPoint is likely to seek to invest the bulk of the Company’s assets in broadly syndicated loans, real estate equities and other traded equity and debt securities, as it has done in the funds it claimed to have investment strategies comparable to the Company’s. The fees that should be paid to an adviser for such a strategy should be lower because it costs less to implement that strategy. But, the Board has determined that the expected risk adjusted returns for the Company’s stockholders from such a strategy are likely to be much lower, even taking into account the lower fees proposed by NexPoint.

NexPoint claimed that the Company’s shares have traded at a discount of over 16% to net asset value but failed to mention that the vast majority of transactions in the Company’s shares occur at net asset value pursuant to the Company’s stock purchase program, that the shares of NexPoint’s publicly traded credit fund have consistently traded at discounts in excess of 10% with no liquidity at net asset value.

The Special Committee determined that NexPoint has had significant regulatory proceedings, notably a recent settlement with the SEC which found that NexPoint’s close affiliate, Highland Capital Management, engaged in violations of the Investment Advisers Act, and is and has been defendant and/or plaintiff in numerous investment related and other lawsuits, including with investors in some of its funds. The Special Committee noted that even as, response by response, NexPoint added more matters to its litigation and regulatory matters disclosure, it failed to disclose material litigation. The Special Committee regarded NexPoint’s litigiousness and the nature of some of its litigation as a negative factor and its lack of candor to demonstrate a lack of integrity. NexPoint’s failure from the outset and repeatedly to respond candidly and fully to the Special Committee’s legitimate requests for information has led the Special Committee to become concerned that NexPoint is likely to continue to conduct itself in such a manner, which would make it difficult or impossible for the Board to provide proper oversight if NexPoint were to become the investment adviser. The Special Committee believes it would be a mistake to expose the Company’s stockholders to that risk.

In conformity with the requirements of the 1940 Act the Special Committee determined that BSP’s payment of consideration to the Adviser’s parent company and any similar payment that NexPoint would be willing to make were not relevant, and the Special Committee did not consider any such payments or potential payments in its review.

Based on the Special Committee’s review of all of the relevant factors, including all of the materials NexPoint provided and the Special Committee’s challenges in obtaining complete responses to its requests, and without any single factor being determinative, the Special Committee determined that, despite NexPoint’s offer of fees substantially below any other externally managed business development company focused on originated senior loans to private middle market companies, NexPoint was not desirable as an investment adviser for the Company and that its experience and achievements in the areas the Special Committee considers critical to the Company’s success are not likely to be as beneficial to the Company and its stockholders over time as the proposed relationship with BSP. Accordingly, the Special Committee did not agree to NexPoint’s request for a meeting with the Special Committee and on August 30, 2016, reaffirmed its approval of the proposed new agreement with the Adviser upon its acquisition by BSP.

Information Regarding the New Officers and Members of the Adviser’s Investment Committee

The Adviser has acted as the Company’s investment adviser since the Company’s inception in 2011. The Adviser’s current investment committee members are Peter M. Budko, James A. Fisher, Joe Taylor, Ira Wishe and Franklin Leong. Mr. Budko is also Chief Executive Officer of the Company and Chief Executive Officer of the Adviser. Mr. Fisher is also the Company’s President. Corinne D. Pankovcin is the current Chief Financial Officer, Treasurer and Secretary of the Company. Guy F. Talarico is the current Chief Compliance Officer of the Company.

Upon the consummation of the Transaction, the Adviser will be controlled by BSP, and, as a condition to the consummation, Mr. Budko will resign from the Board. In addition, Messrs. Budko, Fisher, Taylor, Wishe and Leong will no longer be on the Adviser’s investment committee. Concurrently, the Board will appoint Mr. Byrne as the Company’s President and Chief Executive Officer and as the Chairman of the Board. Ms. Pankovcin is expected to remain the Company’s Chief Financial Officer, Treasurer and Secretary, and Mr. Talarico is expected to remain the Company’s Chief Compliance Officer. Further, upon the consummation of the Transaction the Adviser’s investment committee will consist of Messrs. Gahan, Paasche and Faulstich. Going forward, the Adviser’s investment committee will be supported by the Adviser’s and BSP’s investment professionals.

Following the closing of the Transaction, Messrs. Gahan, Byrne, Paasche and Faulstich, as senior members of the Adviser will have sole investment and dispositive control over all the portfolio company investments held by the Company as of the closing of the Transaction and over all other new investments. The Adviser will continue to make fair value recommendations to the Board with respect to investments in the Company’s portfolio and will continue to engage third-party valuation firms as needed.

The table below discloses information regarding the senior management and investment committee members of the Adviser, executive officers of the Company and an estimate of the annual reimbursable compensation expense to be paid by the Company for each such executive officer under the New Administration Agreement, in each case after the Transaction closes:

Name	Principal Occupation/ Title with the Adviser	Position(s) with the Company (if any)	Estimate of Annual Reimbursable Compensation to be Paid by the Company with Respect to its Executive Officers under the Administration Agreement
Thomas J. Gahan	Chief Executive Officer	N/A	N/A
Richard J. Byrne	President	Chief Executive Officer and President	N/A
Michael Paasche	Senior Managing Director	N/A	N/A
Blair Faulstich	Head of Origination	N/A	N/A
Corinne D. Pankovcin	Chief Financial Officer	Chief Financial Officer, Secretary and Treasurer	$650,000	(1)
Guy F. Talarico	N/A	Chief Compliance Officer	$125,000	(1)(2)

(1)	Under the ARC Administration Agreement, the Company reimburses the Administrator for the allocable portion of the compensation expense of these officers with respect to the administrative services they perform for the Company. This estimate is based on current expectations with respect to the time these officers will devote to the Company and may be materially different from the actual annual reimbursable compensation expense paid by the Company with respect thereto.
(2)	Mr. Talarico’s compensation is paid to Alaric Compliance Services, LLC (“Alaric”) pursuant to an agreement between the Administrator and Alaric.

The following is the biographical information of the new senior management and new investment committee members of the Adviser upon completion of the Transaction. The address for the new senior management and the investment committee members is c/o Benefit Street Partners L.L.C, 9 West 57th Street, Suite 4920, New York, New York 10019.

Thomas J. Gahan.  Mr. Gahan is Chief Executive Officer of BSP. Prior to joining Providence in 2008, Mr. Gahan was Chief Executive Officer of Deutsche Bank Securities Inc. and Head of Corporate and Investment Banking in the Americas. He was also the Global Head of Capital Markets at Deutsche Bank, chairman of the principal investment committee and a member of the global banking executive committee and the global markets executive committee. Before joining Deutsche Bank, Mr. Gahan spent 11 years at Merrill Lynch, most recently as Global Head of Credit Trading within the fixed income division. Mr. Gahan received a Bachelor of Arts degree from Brown University.

Richard J. Byrne.  Mr. Byrne serves as the President of BSP. Prior to joining BSP in April 2013, Mr. Byrne was Chief Executive Officer of Deutsche Bank Securities, Inc. He was also the Global Co-Head of Capital Markets at Deutsche Bank. Before joining Deutsche Bank, Mr. Byrne was Global Co-Head of the Leveraged Finance Group and Global Head of Credit Research at Merrill Lynch & Co. He was also a perennially top-ranked credit analyst. Mr. Byrne earned an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. from Binghamton University. Mr. Byrne is a member of the board of directors of MFA Financial, Inc. and the board of directors of New York Road Runners.

Michael E. Paasche.  Mr. Paasche is a Senior Managing Director of BSP. Prior to joining Providence in 2008, Mr. Paasche spent 13 years at Deutsche Bank Securities Inc. with multiple positions, including Global Head of Leveraged Finance. Before joining Deutsche Bank, Mr. Paasche spent seven years at Prudential Securities where he held various positions, including Managing Director and Head of High Yield. Mr. Paasche received his Masters of Business Administration degree from the University of Chicago and a Bachelor of Arts degree from Albion College.

Blair D. Faulstich.  Mr. Faulstich is Head of Origination of BSP. Prior to joining Providence in 2011, Mr. Faulstich was a managing director and co-head of media and communications investment banking at Citadel Securities. Previously, he was a managing director in the media and communications investment banking group at Merrill Lynch. Mr. Faulstich held various positions at Deutsche Bank Alex. Brown in the media investment banking group. Before joining Alex. Brown in 1997, Mr. Faulstich spent three years at Arthur Andersen. Mr. Faulstich received a Masters of Business Administration degree from Cornell University and Bachelor of Arts from Principia College.

Information Regarding BSP and Providence

BSP is a leading credit-focused alternative asset management firm with over $13.0 billion in assets under management, including $3.9 billion in private debt, as of July 31, 2016. BSP has been registered as an investment adviser under the Investment Advisers Act of 1940, as amended, since February 2011. BSP is controlled by Providence Equity L.L.C. and BSP Holdco, LLC, is an affiliate of Providence Equity Partners L.L.C. (“Providence”), and was formed as Providence’s credit investment platform. Established in 2008, this credit investment platform today manages funds for institutions and high-net-worth investors, including private funds with a substantially similar strategy to the investment strategy of the Company, globally across various credit funds and strategies including private debt, long-short liquid credit, long-only credit and commercial real estate debt. These strategies complement each other as they all leverage the sourcing, analytical, compliance, and operational capabilities that encompass BSP’s robust platform. BSP’s private debt strategy seeks to benefit from proprietary access to companies through an extensive, nationwide network of senior partner relationships, CEO relationships, key financial intermediaries, financial sponsors and the extensive global resources and networks of the broader Providence platform. As of July 31, 2016, BSP has over 115 professionals, including 73 investment and research professionals.

BSP’s credit investing efforts are strengthened through its affiliation with Providence, a leading global private equity firm with more than $46 billion in assets under management. Providence was founded as a sector-focused private equity investor with expertise in global media, communications, education and information sectors. Collectively, Providence and BSP consists of approximately 335 employees, including 175 investment professionals located across offices in Providence, New York, Houston, London, Hong Kong, New Delhi and Singapore.

Upon the consummation of the Transaction, BSP Acquisition I, LLC will acquire the limited liability interests of the Adviser from the parent of the Adviser. BSP Acquisition I, LLC is a subsidiary of and controlled by BSP. The address of BSP Acquisition I, LLC and BSP is 9 West 57th Street, Suite 4920, New York, New York 10019.

Principal Executive Offices

The principal executive office of BSP is 9 West 57th Street, Suite 4920, New York, New York 10019. Upon the consummation of the Transaction, the principal executive office of each of the Company, the Adviser and the New Administrator will also be 9 West 57th Street, Suite 4920, New York, New York 10019.

Administration Agreements

Pursuant to the Administration Servicing Agreement and the Accounting Servicing Agreement, U.S. Bancorp provides the Company with services such as accounting, financial reporting, legal and compliance support and investor relations support, necessary for the Company to operate. The Company compensates U.S. Bancorp by payment of service fees in accordance with the fee schedule within the Administration Servicing Agreement and the Accounting Servicing Agreement, respectively. The Company also reimburses U.S. Bancorp for out-of-pocket expenses incurred in providing services to the Company in accordance with the Administration Servicing Agreement and the Accounting Servicing Agreement, respectively.

Pursuant to the ARC Administration Agreement, ARC Advisory, a wholly-owned subsidiary of AR Global Investments, LLC, currently furnishes the Company with, among other things, office facilities, equipment, clerical, bookkeeping and record keeping services pursuant to the ARC Administration Agreement. In addition, ARC Advisory assists the Company in determining and publishing its net asset value and the filing of its tax returns. Payments under the ARC Administration Agreement are based upon the Company’s allocable portion of overhead and other expenses incurred by ARC Advisory in performing its obligations under the ARC Administration Agreement, including a portion of the rent and the compensation of the Company’s Chief Financial Officer, Chief Compliance Officer, and other administrative support staff. Upon the consummation of the Transaction, the ARC Administration Agreement will be terminated and BSP will put the New Administration Agreement in place. As a result of the New Administration Agreement, BSP will provide us with office facilities and administrative services. BSP also expects that the Administration Servicing Agreement and the Accounting Servicing Agreement with US Bancorp will remain in place.

BSP and the Adviser have represented to the Board that there are no other arrangements, understandings or agreements for the Board’s consideration.

D&O Liability Insurance

For a period of six years following the closing of the Transaction, BSP has agreed to maintain, or cause the Company to maintain or continue in effect a directors’ and officers’ liability insurance policy (the “D&O Tail Policy”) covering the Covered Persons who are covered prior to the closing of the Transaction by the directors’ and officers’ liability insurance policy of the Company. The coverage of the D&O Tail Policy will be in an amount and scope which are no less advantageous to the Company as the existing coverage of the Company.

Required Vote

Approval of this proposal requires the affirmative vote of “a majority of outstanding voting securities” entitled to vote at the Special Meeting, as defined under the 1940 Act. Since the Company’s only voting securities are common stock, consistent with the 1940 Act, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required to approve the New Advisory Agreement. For purposes of approval of the New Advisory Agreement, “a majority of outstanding shares of common stock” is the lesser of: (i) 67% or more of the shares of common stock present at the Special Meeting if the holders of more than 50% of the outstanding common stock are present or represented by proxy; or (ii) more than 50% of the Company’s outstanding shares of common stock as of the Record Date. Abstentions will have the effect of a vote against this proposal. Since banks, brokerage firms or other nominees do not have discretion to vote on this proposal, if you do not provide voting instructions to your bank, brokerage firm or other nominee, your shares will not be voted at the Special Meeting, will not be counted as present for purposes of meeting the quorum requirement, and, if there is quorum, will have the effect of a vote against Proposal 1 and will have no effect on Proposal 2.

Significant Conflicts of Interests of Our Non-Independent Directors and Officer in the Transaction

When you consider the recommendation of the Board that you vote to approve the New Advisory Agreement, you should be aware that certain of our executive officers and non-independent members of our Board have significant conflicts of interests in the Transaction. These interests include, among other things:

•	AR Global Investments, LLC (the successor business to AR Capital, LLC, “AR Global” or the “Sponsor”), including its indirectly wholly-owned subsidiary, the Adviser, owns 96,604 shares of the Company’s outstanding common stock as of September 14, 2016. The Adviser is indirectly, wholly-owned by the Sponsor. Mr. Weil is the chief executive officer of the Sponsor and owns 10,101 shares of the Company’s outstanding common stock as of September 14, 2016. Mr. Budko, the Company’s chief executive officer and the chief executive officer and president of the Adviser, owns 33,749 shares of the Company’s outstanding common stock as of September 14, 2016.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE NEW ADVISORY AGREEMENT BETWEEN THE COMPANY AND ADVISER,
TO TAKE EFFECT UPON A CHANGE OF CONTROL OF THE ADVISER IN
CONNECTION WITH THE TRANSACTION.

PROPOSAL 2

ELECTION OF A DIRECTOR

Pursuant to the Company’s bylaws and Section 16(b) of the 1940 Act, at a meeting of the Board held on September 15, 2016, and contingent on the approval of Proposal 1 by the stockholders of the Company, the Non-Interested Directors recommended for election at the Special Meeting one new Non-Interested Director nominee. If elected, and if the transaction is consummated, Ronald J. Kramer will begin his term as a director upon consummation of the Transaction.

Directors are elected for a term of one year. The director nominee, if elected, and if the transaction is consummated, will hold office for the term to which he is elected or until his successor is duly elected and qualified. The size of the Board is currently set at five directors.

If Proposal 1 is approved by the stockholders of the Company, the New Advisory Agreement will be executed on behalf of the Company and become effective upon the closing of the Transaction. The closing of the Transaction is conditioned on, among other things: (i) approval of the New Advisory Agreement by the Company’s stockholders; (ii) the resignation of Peter M. Budko and Edward M. Weil, Jr. as members of the Board and the appointment of Richard J. Byrne to the Board in the role of Chairman; (iii) the election of Ronald J. Kramer, the new Non-Interested Director pursuant to Section 16(b) of the 1940 Act; and (iv) the receipt of required regulatory and other approvals. If each of the terms and conditions is satisfied or waived, the parties to the Transaction anticipate that the closing will take place as soon as practicable after the Special Meeting.

As a result of the Transaction, as discussed in more detail below, at least 75% of the Company’s Board must be comprised of Non-Interested Directors. The Board is expected to meet this requirement based on the resignation of Messrs. Budko and Weil, the two current Interested Directors, the retention of the three current Non-Interested Directors and the appointment of Mr. Byrne and the election of a new Non-Interested Director to fill the resulting vacancy pursuant to Section 16(b) of the 1940 Act, effective upon consummation of the Transaction. It is a condition of closing that Mr. Byrne be appointed to the Board in the role of Chairman and Mr. Kramer as the new Non-Interested Director shall have been elected. Although Mr. Byrne would be an “interested director” of the Adviser, the Board would still consist of at least 75% non-interested persons.

Contingent on the approval of Proposal 1 by the stockholders of the Company, Mr. Kramer has been nominated for election for a term expiring in 2017. If Proposal 1 is not approved Messrs. Budko and Weil will not resign as directors, and therefore there will not be vacancies on the Board to fill.

A stockholder can vote for or withhold his or her vote from any nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy “FOR” the election of the nominee named below. If the nominee should decline or be unable to serve as a director, it is intended that the proxy will vote for the election of such person as is nominated by the Board as a replacement. The Board has no reason to believe that the person named above will be unable or unwilling to serve.

The election of a director requires a plurality of all the votes cast either in person or by proxy at the Special Meeting. Each share entitled to vote may be voted for as many persons as there are directors to be elected. However, stockholders may not cumulate their votes. If you vote “Withhold Authority” with respect to a director nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of all votes cast, abstentions will have no effect of the election of directors.

CONSIDERATION AND APPROVAL OF PROPOSAL 2 IS CONDITIONED ON APPROVAL OF PROPOSAL 1. THIS MEANS FOR THE NOMINATION OF ONE NEW NON-INTERESTED DIRECTOR IN PROPOSAL 2 TO BE CONSIDERED AND APPROVED, OUR STOCKHOLDERS MUST VOTE “FOR” THE APPROVAL OF THE NEW ADVISORY AGREEMENT IN PROPOSAL 1.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
THE NOMINEE NAMED IN THIS PROXY STATEMENT.

Information about the Nominee and Directors

As described below under “Committees of the Board — Nominating and Corporate Governance Committee,” the Board has identified certain desired talents and experience for director nominees. Each of our directors and the director nominee has demonstrated high character and integrity; the knowledge, skills and experience necessary to be able to offer advice and guidance to our management in light of prevailing business conditions; familiarity with national and international business matters; experience with accounting rules and practices; appreciation of the relationship of our business to the changing needs of society; and the desire to balance the considerable benefit of continuity with the periodic injection of fresh perspective. Each of our directors and the director nominee also has sufficient time available to devote to the affairs of the Company, is able to work with the other members of the Board and contribute to the success of the Company and can represent the long-term interests of the Company’s stockholders as a whole. Our directors and the director nominee have been selected such that the Board represents a range of backgrounds and experience.

Certain information, as of the Record Date, with respect to the director nominee for election at the Special Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, the year in which each person became a director of the Company, and a discussion of their particular experience, qualifications, attributes or skills that lead us to conclude, as of the Record Date, that such individual should serve as a director of the Company, in light of the Company’s business and structure.

The business address of the nominee listed below is 405 Park Avenue, New York, New York 10022.

NOMINEE FOR DIRECTOR — TERM EXPIRING AT 2017
ANNUAL MEETING OF STOCKHOLDERS

Mr. Kramer is not an interested person of the Company as defined in the 1940 Act.

Name	Age	Background Information
Ronald J. Kramer	57	Mr. Kramer has served as the Chief Executive Officer of Griffon Corporation (NYSE: GFF) since April 2008, as a director of Griffon Corporation since 1993 and as Vice Chairman of the Board of Griffon Corporation since November 2003. Griffon Corporation is a diversified holding company with a portfolio of businesses in the following industries: home and building products, specialty plastic films and defense electronics. From 2002 through March 2008, he was President and a director of Wynn Resorts, Ltd. (NASDAQ:WYNN), a developer, owner and operator of destination casino resorts. From 1999 to 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and its predecessor Wasserstein Perella & Co. He was formerly a member of the Board of Directors of Leap Wireless International, Inc. (formerly NASDAQ:LEAP), Monster Worldwide, Inc. (NYSE:MWW) and Sapphire Industrials Corporation (formerly AMEX:FYR). Mr. Kramer holds a BS degree from the Wharton School of the University of Pennsylvania and an MBA from New York University.

INCOMING INTERESTED DIRECTOR

Mr. Byrne will be an interested person of the Company as defined in the 1940 Act due to his positions as the Chief Executive Officer and President of the Company upon completion of the Transaction.

Name	Age	Background Information
Richard J. Byrne	55	Upon the consummation of the Transaction, Mr. Byrne will be appointed as the President and Chief Executive Officer of the Company. Mr. Byrne is President of BSP. Prior to joining BSP in April 2013, Mr. Byrne was Chief Executive Officer of Deutsche Bank Securities, Inc. He was also the Global Co-Head of Capital Markets at Deutsche Bank. Before joining Deutsche Bank, Mr. Byrne was Global Co-Head of the Leveraged Finance Group and Global Head of Credit Research at Merrill Lynch & Co. He was also a perennially top-ranked credit analyst. Mr. Byrne earned an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. from Binghamton University. Mr. Byrne is a member of the Board of Directors of MFA Financial, Inc. and the Board of Directors of New York Road Runners. Mr. Byrne’s extensive knowledge of the financial services industry and the investment valuation process qualify him to serve on the Board.

CURRENT DIRECTORS

Non-Interested Directors

Messrs. Michelson, Read and Rendell are not interested persons of the Company as defined in the 1940 Act, and will continue to serve in their roles after the closing of the Transaction.

Name and Year First Elected Director	Age	Background Information
Leslie D. Michelson	65	Mr. Michelson has served as a Non-Interested Director of the Company since January 2011, including as lead independent director since February 2016. Mr. Michelson has served as an independent director of American Realty Capital — Retail Centers of America, Inc. (“RCA”) since December 2015, and previously served as an independent director of RCA from March 2012 until October 2012. In addition, Mr. Michelson has served as an independent director of Healthcare Trust, Inc. (“HTI”) since December 2015, as an independent director of Business Development Corporation of America II (“BDCA II”) since August 2014 and as an independent trustee of Realty Capital Income Funds Trust (“RCIFT”), a family of mutual funds advised by an affiliate of our Sponsor, since April 2013. Mr. Michelson previously served as an independent director of American Realty Capital Healthcare Trust, Inc. (“HT”) from January 2011 until July 2012 and as lead independent director of HT from July 2012 until January 2015 when HT closed its merger with Ventas, Inc. Mr. Michelson served as an independent director of American Realty Capital Trust, Inc. (“ARCT”) from January 2008, including as lead independent director from July 2012, until the close of its merger with Realty Income Corporation in January 2013. Mr. Michelson also served as an independent director of VEREIT, Inc. (f/k/a American Realty Capital Properties, Inc.) (“VEREIT”) from October 2012 until March 2015. Mr. Michelson also served as an independent director of BDCA Venture, Inc. from June 2014 until June 2015. Mr. Michelson served as lead independent director of Realty Finance Trust, Inc. (“RFT”) from January 2013 until November 2014. Mr. Michelson served as an independent director of American Realty Capital Daily Net Asset Value Trust, Inc. (“DNAV”) from August 2011 until February 2012 and as a director of New York REIT, Inc. (“NYRT”) from October 2009 until August 2011.

Name and Year First Elected Director	Age	Background Information
		Mr. Michelson has served as the chairman and chief executive officer of Private Health Management, which assists (i) employees of corporate clients and their dependents and (ii) individuals and families obtain the highest quality health care and service. Mr. Michelson served as vice chairman and chief executive officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and served on its Board of Directors from January 2002 until April 2013. Mr. Michelson served on the Board of Directors of Catellus Development Corp. (“Catellus”), from 1997 until 2004 when the company was sold to ProLogis. Mr. Michelson was a member of the Audit Committee of the Board of Directors, of Catellus for 5 years and served at various times as the chairman of the Audit Committee and the Compensation Committee. From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies. From March 2000 to August 2001, he served as chief executive officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as an adviser of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as chairman and co-chief executive officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, he served as chairman and chief executive officer of Value Health Sciences, Inc., an applied health services research firm he co-founded. Mr. Michelson has been a director of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, from 2004 to 2008, of Highlands Acquisition Company, an AMEX-traded special purpose acquisition company, from 2007 to 2009, and of G&L Realty Corp., a NYSE-traded medical office building REIT from 1995 to 2001, and of Landmark Imaging, a privately held diagnostic imaging and treatment company from 2007 to 2010. Also since June 2004 he has served as a director of ALS-TDI, a philanthropy dedicated to curing Amyotrophic Lateral Sclerosis, commonly known as Lou Gehrig’s disease. Mr. Michelson has served as a member of the Board of Advisors for the UCLA Fielding School of Public Health since October 2013 and as a director of Druggability Technologies Holdings Ltd. since April 2013. In addition, he has served as founder and chief executive officer of Michelson on Medicine, LLC since January 2012. Mr. Michelson received his B.A. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976.
Randolph C. Read	64	Mr. Read has served as an independent director of the Company since December 2014 including as audit committee chair since February 2016. In addition, Mr. Read has served as an independent director of NYRT since December 2014, including as non-executive chairman of NYRT since June 2015, as non-executive chairman of the board of directors of HTI since February 2015 and as an independent director of BDCA II since December 2014. Mr. Read has been president and chief executive officer of Nevada Strategic Credit Investments, LLC since 2009. Mr. Read has previously served as president of a variety of other companies, including International Capital Markets Group, Inc. Mr. Read serves on two advisory boards and has previously served on a number of public and private company boards. He is admitted as a Certified Public Accountant and has an M.B.A. in Finance from the Wharton Graduate School of the University of Pennsylvania and a B.S. from Tulane University.

Name and Year First Elected Director	Age	Background Information
Edward G. Rendell	72	Governor Rendell has served as an independent director the Company since January 2011. Gov. Rendell has also served as an independent director of RCA since October 2012 and previously served as an independent director of RCA from February 2011 until March 2012. Gov. Rendell has also served as an independent director of Global Net Lease, Inc. (“GNL”) since March 2012 and of BDCA II since August 2014. Governor Rendell served as an independent director of American Realty Capital Trust III, Inc. (“ARCT III”) from March 2012 until the close of ARCT III’s merger with VEREIT in February 2013. Gov. Rendell served as an independent director of VEREIT from February 2013 until April 2015. Governor Rendell served as the 45th Governor of the Commonwealth of Pennsylvania from January 2003 through January 2011. As the Governor of the Commonwealth of Pennsylvania, Gov. Rendell served as the chief executive of the nation’s 6th most populous state and oversaw a budget of $28.3 billion. Gov. Rendell also served as the Mayor of Philadelphia from January 1992 through January 2000. As the Mayor of Philadelphia, Gov. Rendell eliminated a $250 million deficit, balanced the city’s budget and generated five consecutive budget surpluses. Gov. Rendell was also the General Chairperson of the National Democratic Committee from November 1999 through February 2001. Gov. Rendell served as the District Attorney of Philadelphia from January 1978 through January 1986. In 1986, Gov. Rendell was a candidate for governor of the Commonwealth of Pennsylvania. In 1987, Gov. Rendell was a candidate for the mayor of Philadelphia. From 1988 through 1991, Gov. Rendell was an attorney at the law firm of Mesirov, Gelman and Jaffe. From 2000 through 2002, Gov. Rendell was an attorney at the law firm of Ballard Sphar. Gov. Rendell worked on several real estate transactions as an attorney in private practice. An Army veteran, Governor Rendell holds a B.A. from the University of Pennsylvania and a J.D. from Villanova Law School.

CURRENT DIRECTORS

Pre-Transaction Interested Directors

Prior to the closing of the Transaction, Mr. Budko has been an interested person of the Company as defined in the 1940 Act due to his position as Chief Executive Officer of the Company and the Adviser. Upon the closing of the Transaction, Mr. Budko will resign from the Board and from his position as the Chief Executive Officer of the Company. As a closing condition to the Transaction, Richard J. Byrne will be appointed to fill the vacancy created by the resignation of Mr. Budko as the Chairman of the Board. Mr. Byrne will serve as a member of the Board and will be an interested person of the Company as defined in the 1940 Act due to his positions as Chief Executive Officer and President of the Company.

Name and Year First Elected Director	Age	Background Information
Peter M. Budko	56	Mr. Budko has served as director and chairman of the Company since December 2014 and has served as an executive officer of the Company since May 2010, including as chief executive officer of the Company since November 2014. Mr. Budko has served as the chief executive officer and president of the Adviser since June 2010. Mr. Budko has served as president of BDCA II since its formation in April 2014, as chief executive officer of BDCA II since November 2014, and as director and chairman of the board of directors of BDCA II since December 2014. Mr. Budko previously served as chief operating officer of BDCA II from April 2014 until December 2014. Mr. Budko has served as the chief executive officer of the BDCA II adviser since its formation in April 2014. Peter M. Budko has served as an executive officer of RFT and the RFT advisor since their formation in November 2012, including as chief executive officer of RFT and the RFT advisor since November 2014 and as interim president of RFT and the RFT advisor since March 2016. Mr. Budko has also served as chairman of the RFT board of directors since December 2014, and previously served as a director of RFT from January 2013 until November 2014. Mr. Budko served as chief investment officer of RCS Capital Corporation (“RCAP”) from February 2013 until December 2014 and as a director of RCAP from February 2013 until August 2015. Mr. Budko has been a principal and a member of the investment committee of BDCA Venture Adviser, LLC, the adviser to BDCA Venture, Inc. (NASDAQ: BDCV), since July 2014. Mr. Budko has also served in various executive capacities among other public, non-listed investment programs currently or formerly sponsored by AR Global. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets (“Wachovia”), from 1997 to 2006. As head of this group, Mr. Budko had responsibility for a diverse platform of structured financial and credit products, including commercial asset securitization, net lease credit financing and acquisitions, structured tax free asset exchange solutions and qualified intermediary services for real estate exchange investors. While at Wachovia, Mr. Budko acquired over $5 billion of assets. From 1987 to 1997, Mr. Budko worked in the Private Placement and Corporate Real Estate Finance Groups at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the Corporate Real Estate Finance group in 1990. Within the Private Placement group, Mr. Budko was responsible for the origination, structuring and placement of highly structured debt offerings by corporate issuers within NationsBank. Mr. Budko received a B.A. in Physics from the University of North Carolina.

Prior to the closing of the Transaction, Mr. Weil has been an interested person of the Company as defined in the 1940 Act due to his position as Chief Executive Officer of AR Global. Upon the closing of the Transaction, Mr. Weil will resign from the Board.

Name and Year First Elected Director	Age	Background Information
Edward M. Weil, Jr.	49	Mr. Weil has served as a director of the Company since December 2015. Mr. Weil has served as executive chairman of American Realty Capital Healthcare Trust III, Inc. (“HT III”) since November 2015, and previously served as an executive officer HT III, the HT III advisor and the HT III property manager from their respective formations in April 2014 until November 2014. Mr. Weil has served as executive chairman of the board of directors of American Realty Capital Global Trust II, Inc. (“Global II”) since November 2015, and previously served as an executive officer of Global II, the Global II advisor and the Global II property manager from their respective formations in April 2014 until October 2014. Mr. Weil has served as executive chairman of American Realty Capital New York City REIT, Inc. (“NYCR”) since November 2015. Mr. Weil has served as chairman of the board of directors of American Finance Trust, Inc. (“AFIN”) and as chief executive officer and president of AFIN, the AFIN advisor and the AFIN property manager since November 2015. Mr. Weil also previously served as an executive officer of AFIN, the AFIN advisor and the AFIN property manager from their formation in January 2013 until November 2014, and served as a director of AFIN from January 2013 to September 2014. Mr. Weil has served as chief executive officer and president and chairman of the board of directors of RCA and the RCA advisor since December 2015, and previously served as an executive officer of RCA and the RCA advisor from their formation in July 2010 and May 2010, respectively, until November 2014.

Name and Year First Elected Director	Age	Background Information
Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor from their formation in October 2009 until November 2014. Mr. Weil served as an executive officer of HT, the HT advisor and the HT property manager from their formation in August 2010 until January 2015 when HT closed its merger with Ventas, Inc. Mr. Weil served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with VEREIT in February 2013. Mr. Weil served as an executive officer of DNAV, the DNAV advisor and the DNAV property manager since their formation in September 2010 until November 2014, as a director of DNAV from September 2010 until August 2014, and again as an executive officer of DNAV from November 2015 until its dissolution and liquidation in April 2016. Mr. Weil served as a director of VEREIT from March 2012 until June 2014. Mr. Weil also served as an executive officer of VEREIT from its formation in December 2010 until February 2013. Mr. Weil served as an executive officer of GNL, the GNL advisor and the GNL property manager from their formation in July 2011, July 2011 and January 2012, respectively, until October 2014 and served as a director of GNL from May 2012 to September 2014. Mr. Weil served as the president, chief operating officer, treasurer and secretary of American Realty Capital Trust IV, Inc. (“ARCT IV”), the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of ARCT IV’s merger with VEREIT in January 2014. Mr. Weil served as a director of ARCT IV from January 2014 until the close of its merger with VEREIT in January 2014. Mr. Weil served as the president, treasurer and secretary of HTI, the HTI advisor and the HTI property manager since their formation in October 2012 until November 2014, and served as their chief operating officer from October 2012 through March 2014. Mr. Weil served as the president, treasurer and secretary of RFT and its advisor from November 2012 until January 2013. Mr. Weil served as president, chief operating officer, treasurer and secretary of the Phillips Edison Grocery Center REIT II, Inc. advisor from July 2013 until October 2014. Mr. Weil has served as a member of the board of directors of the sub-property manager of American Realty Capital Hospitality Trust, Inc. (“HOST”) from August 2013 until November 2014. Mr. Weil served as chief executive officer and president of the general partner of American Energy Capital Partners — Energy Recovery Program, LP from its formation in October 2013 until November 2014. Mr. Weil previously served as chairman of Realty Capital Securities, LLC (the “Former Dealer Manager”), the former dealer manager of the IPO, from September 2013 until November 2015, and was the interim chief executive officer of the Former Dealer Manager from May 2014 until September 2014 and the chief executive officer of the Former Dealer Manager from December 2010 until September 2013. Mr. Weil served as a director of RCS Capital Corporation (“RCAP”), the parent company of the Former Dealer Manager, from February 2013 until December 2015 and served as an executive officer of RCAP from February 2013 until November 2015, including chief executive officer from September 2014 until November 2015. RCAP filed for Chapter 11 bankruptcy in January 2016. Mr. Weil previously served as an executive officer of American Realty Capital — Retail Centers of America II, Inc. (“RCA II”) and the RCA II advisor from April 2014 until November 2014. Mr. Weil served on the board of trustees of United Development Funding Income Fund V until October 2014.

Name and Year First Elected Director	Age	Background Information
Mr. Weil was formerly the senior vice president of sales and leasing for American Financial Realty Trust (“AFRT”) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

INFORMATION ABOUT EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Pre-Transaction and Post-Transaction Executive Officers

The following information pertains to the individuals who currently serve as the Company’s executive officers and who will continue to serve in such roles following the consummation of the Transaction but who have not been directors of the Company. Certain of the Company’s executive officers may serve as directors of, or on the board of managers of, certain of its portfolio companies. Mr. Fisher will no longer be on the Adviser’s investment committee and will not serve as President or Chief Operating Officer of the Company upon the closing of the Transaction. Ms. Pankovcin and Mr. Talarico are expected to continue in their respective positions with the Company and the Adviser upon the closing of the Transaction.

Name	Age	Background Information
James A. Fisher	55	Until the closing of the Transaction, Mr. Fisher has served as President and Chief Operating Officer of the Company since November 2015. Mr. Fisher joined our Adviser in March 2013 as Managing Director and Head of Middle Market Investing. Mr. Fisher’s lending and investing career in the middle market spans 34 years with experience leading businesses with both senior and junior debt products. He began his career in 1981 at JPMorgan Chase, spending 22 years in the Firm’s Middle Market Banking Group. He was ultimately the Senior Vice President and Division Executive in charge of the Bank’s Middle Market Structured Finance Division. Mr. Fisher’s Division at JPMorgan Chase consisted of the bank’s three specialized lending groups: Middle Market Leveraged Finance, Business Credit (asset based lending), Leasing (equipment and vendor finance), in addition to the bank’s Middle Market M&A team. Mr. Fisher had been a founding member of the bank’s Middle Market Leveraged Finance Group in 1989. After leaving JPMorgan Chase in 2003, Mr. Fisher joined Callidus Capital Management, a CLO leveraged loan manager and a portfolio company of Allied Capital, as a partner and member of the Investment Committee. Mr. Fisher had responsibility, for starting, building and running Callidus Capital Finance, which was Callidus Capital Management’s middle market leveraged loan business. This business ultimately became Allied Capital Finance. Mr. Fisher received a B.A. in Economics from Union College in 1981 and completed Stanford University’s Executive Program in 1997.

Name	Age	Background Information
Corinne D. Pankovcin	49	Until the closing of the Transaction, Ms. Pankovcin has served as Chief Financial Officer, Treasurer and Secretary of the Company since December 2015. Prior to joining our company Ms. Pankovcin was the Chief Financial Officer and Treasurer of BlackRock Capital Investment Corporation (formerly, BlackRock Kelso Capital Corporation) (NASDAQ: BKCC), an externally-managed business development company, and a Managing Director of Finance at BlackRock Investment Management LLC from January 2011 until August 2015. Prior to that, Ms. Pankovcin was a senior member of Finance & Accounting of Alternative Investments and served as chief financial officer for the Emerging Markets products group at PineBridge Investments (formerly AIG Investments). From 2005 to 2011, Ms. Pankovcin was primarily responsible for the administration of the alternative asset products, including financial reporting. She managed the finance operations for the various product teams and coordinated investment valuations and investor reporting. From 2002 to 2005, Ms. Pankovcin was with Geller & Company, where she served as Director of Business Development and Process Implementations. Prior to joining Geller & Company, she served as Vice President of Finance and Accounting for Bessemer Venture Partners. Ms. Pankovcin began her career with PricewaterhouseCoopers LLP, where she ultimately held the role of Senior Manager of Business Assurance for Consumer Products, Manufacturing, and Middle Market industries from 1991 to 2001. Ms. Pankovcin earned her B.S. in Business Administration, with honors, from Dowling College and her M.B.A from Hofstra University. She is a Certified Public Accountant.
Guy F. Talarico	59	Until the closing of the Transaction, Mr. Talarico has served as Chief Compliance Officer of the Company since February 2016. Mr. Talarico is the founder and chief executive officer of Alaric Compliance Services LLC, a regulatory compliance consulting firm. Mr. Talarico has over 29 years of experience in the financial services industry, his background includes serving as the CCO to various registered investment advisers and registered investment companies; the management of a $45 billion asset management and services group at JP Morgan-Chase; client management of SEC-registered advisers within the Institutional Custody Division of Investors Bank & Trust Company; development of an outsourced SEC regulatory compliance program for registered advisers; and legal compliance support. Just prior to founding ALARIC Compliance Services, LLC, he was the co-CEO of EOS Compliance Services, LLC.

CORPORATE GOVERNANCE

Director Independence

Our Charter and bylaws provide for a Board with no fewer than three and no more than fifteen directors, a majority of whom must be independent. Under our Charter, a director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who the SEC has determined by order to an “interested person” by reason of having, or within the last two years having had, a material business or professional relationship with the Company, provided that a director will not be deemed to be an interested person solely by reason of serving as a director. The members of the Board who are not independent directors are referred to as interested directors.

The Board has determined that three of the five current directors are independent and have no relationship with the Company.

Board Leadership Structure

Our Board monitors and performs an oversight role with respect to the business and affairs of the Company, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to the Company. Among other things, our Board approves the appointment of our investment adviser and officers, reviews and monitors the services and activities performed by our investment adviser and executive officers and approves the engagement, and reviews the performance of, our independent registered public accounting firm.

Under our bylaws, our Board may designate a Chairman to preside over the meetings of our Board and meetings of the stockholders and to perform such other duties as may be assigned to him by our Board. We do not have a fixed policy as to whether the Chairman of our Board should be an independent director and believe that we should maintain the flexibility to select the Chairman and reorganize the leadership structure, from time to time, based on the criteria that is in the best interests of the Company and its stockholders at such times. Mr. Budko currently serves as the Chairman of the Board and also serves as our Chief Executive Officer. Since December 2014 and November 2014, respectively, Mr. Budko has served as the Chairman of our Board and our Chief Executive Officer. Mr. Budko will be resigning from all such positions upon consummation of the Transaction. Mr. Michelson has served as lead independent director since February 2016.

We recognize that different board leadership structures are appropriate for companies in different situations. We re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Oversight of Risk Management

The Board has an active role in overseeing the management of risks applicable to the Company. The entire Board is actively involved in overseeing risk management for the Company through its oversight of the Company’s executive officers and the Adviser. Each committee of our Board plays a distinct role with respect to overseeing management of our risks:

•	Audit Committee: Our audit committee oversees the management of enterprise risks. To this end, our audit committee meets at least annually (i) to discuss our risk management guidelines, policies and exposures and (ii) with our independent registered public accounting firm to review our internal control environment and other risk exposures.
•	Compensation Committee: Our compensation committee oversees the management of risks relating to the fees paid to the Adviser under the Advisory Agreement. In fulfillment of this duty, the compensation committee meets at least annually to review the Advisory Agreement. In addition, the compensation committee reviews the performance of the Adviser to determine whether the compensation paid was reasonable in relation to the nature and quality of services performed and whether the provisions of the Advisory Agreement were being satisfactorily performed.
•	Nominating and Corporate Governance Committee: Our nominating and corporate governance committee manages risks associated with the independence of our Board and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the committees each report to our Board on a regular basis to apprise our Board regarding the status of remediation efforts of known risks and of any new risks that may have arisen since the previous report.

Audit Committee

Each member of the audit committee is independent for purposes of the Investment Company Act of 1940. Our audit committee consists of Messrs. Michelson and Read (Chairman). The Board has determined that both Messrs. Read and Michelson are qualified as “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K and the rules and regulations of the SEC and is an independent director.

The audit committee, in performing its duties, monitors:

•	our financial reporting process;
•	the integrity of our financial statements;
•	compliance with legal and regulatory requirements;
•	the independence and qualifications of our independent and internal auditors, as applicable; and
•	the performance of our independent and internal auditors, as applicable.

Our audit committee held 8 meetings during the fiscal year ended December 31, 2015.

Our audit committee operates pursuant to a written charter. The charter of the audit committee is available to any stockholder who requests it c/o Business Development Corporation of America, 405 Park Avenue, 14th Floor, New York, NY 10022 and is also available on the Company’s website at www.bdcofamerica.com.

The audit committee’s report on our financial statements for the fiscal year ended December 31, 2015 is discussed below under the heading “Audit Committee Report.”

Compensation Committee

Each member of the compensation committee is independent for purposes of the Investment Company Act of 1940. The compensation committee operates pursuant to a written charter and conducts periodic reviews of our Existing Advisory Agreement. The compensation committee considers in such periodic reviews, among other things, whether the compensation of our Adviser is reasonable in relation to the nature and quality of services performed, and whether the provisions of the Agreement are being satisfactorily performed. Messrs. Michelson (Chairman), Read and Rendell serve as the members of our compensation committee. Our compensation committee did not hold any meetings during 2015. The charter of the compensation committee is available in print to any stockholder who requests it and is also available on the Company’s website at www.bdcofamerica.com.

Nominating and Corporate Governance Committee

Each member of the nominating and corporate governance committee is independent for purposes of the Investment Company Act of 1940. The nominating and corporate governance committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the board and our management. The nominating and corporate governance committee did not hold any meetings during 2015. Messrs. Michelson, Read and Rendell (Chairman) serve as the members of our nominating and corporate governance committee. The charter of the nominating and corporate governance committee is available in print to any stockholder who requests it and is also available on the Company’s website at www.bdcofamerica.com.

When nominating director candidates, the nominating and corporate governance committee takes into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with investment companies and other organizations of comparable purpose, complexity, size and subject to similar legal restrictions and oversight, the interplay of the candidate’s experience with the experience of other members of the Board, each candidate’s ability to devote sufficient time to the affairs of the Company, and the extent to which the candidate would be a desirable addition to the Board and any committees thereof. In addition, while the Board does not have a formal policy on diversity, it will consider issues of diversity, including diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills when filling vacancies on the Board. Other than the foregoing, there are no stated minimum criteria for director nominees. The director nominees for the Annual Meeting were approved by the members of the nominating and corporate governance committee and the entire Board.

The Board will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s bylaws. See “Stockholder Proposals for the 2017 Annual Meeting” for additional information regarding stockholder nominations of director candidates.

Communications with the Board

The Company’s stockholders may communicate with the Board by sending written communications addressed to such person or persons in care of Business Development Corporation of America, 405 Park Avenue, 14th Floor, New York, New York 10022, Attention: Corinne D. Pankovcin, Chief Financial Officer, Treasurer and Secretary. Ms. Pankovcin will deliver all appropriate communications to the Board no later than the next regularly scheduled meeting of the Board. If the Board modifies this process, the revised process will be posted on the Company’s website.

Code of Ethics

The Board adopted a code of ethics (the “Code of Ethics”) that applies to the registrant’s principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations.

Compensation of Directors

The following table sets forth compensation of our directors for the year ended December 31, 2015.

Name	Fees Paid in Cash ($)	All Other Compensation ($)		Total Compensation ($)
Peter M. Budko(1)	$—	$—		$—
William M. Kahane(1)	—	—		—
Edward M. Weil, Jr.(1)	—	—		—
Leslie D. Michelson	27,500	35,000	(2)	62,500
Edward G. Rendell	20,000	35,000	(2)	55,000
Randolph C. Read	20,000	35,000	(2)	55,000

(1)	Messrs. Budko, Kahane and Weil receive no compensation for serving as a director. Mr. Weil was elected to the Board effective December 31, 2015 following Mr. Kahane’s resignation from the Board without disagreement with the Company.
(2)	Our independent directors each earned a one-time bonus payment of $35,000 in respect of prior service for the fiscal year ended December 31, 2015.

For the fiscal year ended December 31, 2015, independent directors received an annual fee of $20,000 plus reimbursement of any reasonable out of pocket expenses incurred in connection with their service on the Board. In addition, the chairman of the audit committee received an annual fee of $10,000 and the chairman of each of the nominating and corporate governance committee and the compensation committee received an annual fee of $2,500 for their additional services, if any, in these capacities. In addition, we purchased directors’ and officers’ liability insurance on behalf of our directors and officers. Our independent directors also received compensation for the in-person attendance of certain industry-related events and seminars in the amount of: (1) $2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours; or (2) $5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.

On February 11, 2016, after recommendation by the compensation committee, the Board approved a modified fee arrangement for directors. Since February 11, 2016, our independent directors have been receiving an annual fee of $90,000 plus reimbursement of any reasonable out-of-pocket expenses incurred in connection with their service on the Board. Our independent directors will also receive $2,500 for each regular or special Board meeting attended in-person, $1,500 for each Board meeting attended telephonically, $1,000 for each committee meeting attended in-person that was not held on the same day as a regular board meeting, $600 for each committee meeting attended telephonically that was not held on the same day as a regular board meeting and $750 for any action reviewed and voted upon electronically via written consent. The lead independent director will receive an annual fee of $10,000, and the chairman of each of the audit committee, compensation committee and the nominating and corporate governance committee will receive an annual fee of $10,000. Each independent director will receive a one-time bonus payment of $35,000 in respect of prior service for the fiscal year ended December 31, 2015. In addition, our independent directors will each receive a $250,000 award upon the occurrence of a liquidity event, which at the sole discretion of the Company would be paid (i) in cash; (ii) in fully-vested stock of the Company, to be granted pro rata over a three-year period; or (iii) any combination of the foregoing.

On August 4, 2016, the Board approved compensation for the Special Committee members. From the date of the Special Committee’s commencement on July 17, 2016 until the closing of a transaction, or termination of all discussions, relating to a change in control of the Adviser or an assignment of the Existing Advisory Agreement, Mr. Michelson, as Chairman of the Special Committee, shall receive a monthly fee of $25,000, while the other Special Committee members, Messrs. Read and Rendell, shall each receive a monthly fee of $12,500.

Compensation of Executive Officers

We currently have no employees. Our Adviser performs our day-to-day management functions. Our current executive officers, Peter M. Budko, James A. Fisher and Corinne D. Pankovcin, are all employees of the Adviser and do not receive any compensation directly from the Company for the performance of their duties as executive officers of the Company. As a result, we do not have, and our Board has not considered, a compensation policy or program for our executive officers. Upon the consummation of the Transaction, Mr. Byrne will not receive any direct compensation from the Company due to his position as President of BSP, and instead will be compensated directly by BSP.

Prior to the Transaction, the compensation of our Chief Financial Officer and Chief Compliance Officer was paid by our administrator, ARC Advisory, subject to reimbursement by us of an allocable portion of such compensation for services rendered by our Chief Financial Officer and Chief Compliance Officer to us. The allocable portion of such compensation that was reimbursed to ARC Advisory by us was based on an estimate of the time spent by our Chief Financial Officer and Chief Compliance Officer and other administrative personnel in performing their respective duties for us in accordance with the ARC Administration Agreement. Upon consummation of the Transaction, the Administrator will continue to provide administrative services to the Company on substantially the same terms pursuant to the New Administration Agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pre-Transaction Relationships

The following is a summary of certain relationships and related transactions that exist prior to the closing of the Transaction.

The Sponsor, including its indirectly wholly-owned subsidiary, the Adviser, owns 96,604 shares of the Company’s outstanding common stock as of September 16, 2016.

On July 8, 2010, our Adviser, pursuant to a private placement, contributed an aggregate of $200,000 to purchase 22,222 shares of common stock at $9.00 per share, which represents the public offering price at that time of $10.00 per share minus selling commissions of $0.70 per share and dealer manager fees of $0.30 per share. Because no sales commission or dealer manager fees were paid on the gross offering proceeds from the private placement, the per share net offering proceeds received by us from the private placement were equal to the per share net offering proceeds that we received from investors who purchased our shares at a price of $10.00 in our initial public offering. In addition, on February 1, 2012, our Adviser contributed an additional $1,300,000 to purchase 140,784 shares of our common stock at $9.234 per share so that the aggregate contributed by our Adviser to the Company is $1,500,000. Our Adviser will not tender any amount of its shares for repurchase as long it continues to serve as our investment adviser.

Any transaction with our affiliates must be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the directors, including a majority of disinterested directors.

When we were offering shares of our common stock, we had engaged our dealer manager, an entity under common ownership with our Adviser, and paid fees to such entity pursuant to the dealer manager agreement. Under the terms of the dealer manager agreement, our dealer manager acted as our exclusive dealer manager until the termination of the offering.

Under a separate letter agreement between us and the investment banking and capital markets division of the dealer manager, we paid the dealer manager for the provision of strategic advisory services (such as performing financial analyses, evaluating the Company against publicly-listed comparables and other types of investment banking and capital markets advisory services) prior to the occurrence of certain events, such as listing, merger, or sale of the Company.

In April 2013, our dealer manager received notice and a proposed Accept, Waiver and Consent form (“AWC”) from FINRA, the self-regulatory organization that oversees broker dealers, indicating that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, our dealer manager submitted an AWC, which FINRA accepted on June 4, 2013.

In the ordinary course of business, we may enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, companies controlled by us and our employees and directors. We will not enter into any agreements unless and until we are satisfied that doing so will not violate the 1940 Act or, if such concerns exist, we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. Our Board reviews these procedures on an annual basis.

We have also adopted a Code of Ethics which applies to, among others, our senior officers, including our Chief Executive Officer and Chief Financial Officer, as well as all of our officers, directors and employees. Our Code of Ethics requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests. Pursuant to our Code of Ethics, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our Chief Compliance Officer. Our Audit Committee is charged with approving any waivers under our Code of Ethics. The Audit Committee of our Board is also required to review and approve any transactions with related parties (as such term is defined in Item 404 of Regulation S-K).

Post-Transaction Relationships

The following is a summary of certain relationships and related transactions that may exist after the closing of the Transaction.

We will enter into the New Advisory Agreement with the Adviser concurrently with the closing of the Transaction. The Adviser will be a subsidiary of BSP. In addition, upon the closing of the Transaction, an affiliate of BSP will provide us with office facilities and administrative services as a result of the New Administration Agreement. Richard J. Byrne, our incoming Chief Executive Officer and President, is the President of BSP.

Upon consummation of the Transaction, the Company will rely on BSP to assist in identifying investment opportunities and making investment recommendations to the Adviser. BSP, its affiliates (including Providence) and their respective members, partners, officers and employees will devote as much of their time to our activities as they deem necessary and appropriate. BSP and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Company and/or may involve substantial time and resources of BSP or the Adviser. Also, in connection with such business activities, BSP and its affiliates may have existing business relationships or access to material, non-public information that may prevent it from recommending investment opportunities that would otherwise fit within the Company’s investment objectives. All of these factors could be viewed as creating a conflict of interest in that the time and effort of the members of BSP, its affiliates and their officers and employees will not be devoted exclusively to the Company’s business but will be allocated between the Company and the management of the assets of other advisees of BSP and its affiliates.

In June 2015, BSP and its affiliates, including Griffin-Benefit Street Partners BDC Corp. and Griffin Capital BDC Advisor, LLC, received exemptive relief from the SEC, which will allow the Company to co-invest with other BSP affiliated funds that have similar or overlapping investment objectives and strategies, including Griffin-Benefit Street Partners BDC Corp., in investment opportunities generated at BSP. BSP will have multiple clients which will often seek to invest in many of the same investment opportunities. Although BSP and its affiliates have allocation policies which are intended to allocate investments fairly and equitably over time, it is possible that the Company may have fewer investment opportunities allocated to it or may receive a lower allocation of certain opportunities. In addition, BSP believes its having a larger pool of capital to invest may lead to more opportunities than if BSP and its affiliates did not co-invest.

In the ordinary course of business, we may enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, companies controlled by us and our employees and directors. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the 1940 Act or, if such concerns exist, we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. Our Board reviews these procedures on an annual basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Common Stock of the Company to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of the Company are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received by it with respect to the fiscal year ended December 31, 2015, all reports were filed on a timely basis.

PROPOSAL 3

ADJOURNMENT OF THE SPECIAL MEETING

The Company’s stockholders may be asked to consider and act upon one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the other proposals set forth in this proxy statement.

If a quorum is not present at the Special Meeting, the Company’s stockholders may be asked to vote on the proposal to adjourn the Special Meeting to solicit additional proxies. If a quorum is present at the Special Meeting, but there are not sufficient votes at the time of the Special Meeting to approve the proposals, and, in particular, Proposal 1 on which Proposal 2 is contingent, the Company’s stockholders may also be asked to vote on the proposal to approve the adjournment of the Special Meeting to permit further solicitation of proxies in favor of the other proposals.

If the adjournment proposal is submitted for a vote at the Special Meeting, and if the Company’s stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable the Board to solicit additional proxies in favor of the proposals. If the adjournment proposal is approved, and the Special Meeting is adjourned, the Board will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the Special Meeting, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal.

The Board believes that, if the number of shares of the Company’s common stock voting in favor of any of the proposals presented at the Special Meeting is insufficient to approve a proposal, it is in the best interests of the Company’s stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER BUSINESS

The Board knows of no other business to be presented for action at the Special Meeting. If any matters do come before the Special Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Special Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Special Meeting unless certain securities law, compliance, bylaw, and charter requirements are met.

AVAILABLE INFORMATION

We are required to file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, Washington, D.C. 20549. This information will also be available free of charge by contacting us at Business Development Corporation of America, 405 Park Avenue, New York, NY 10022 or by telephone at (866) 902-0063 or on our website at http://www.bdcofamerica.com.

SUBMISSION OF STOCKHOLDER PROPOSALS

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2017 annual meeting of stockholders, the proposal must be received at our principal executive offices no later than December 30, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely.

For any proposal that is not submitted for inclusion in our proxy material for the Annual Meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in our bylaws. Under our bylaws, for a stockholder proposal to be properly submitted for presentation at our 2017 annual meeting of stockholders, our secretary must receive written notice of the proposal at our principal executive offices during the period beginning on November 30, 2016 and ending at 5:00 p.m., Eastern Time, on December 30, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely.

You are cordially invited to attend the Special Meeting of stockholders in person. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope, or to vote by telephone or through the Internet.

By Order of the Board of Directors

/s/ Corinne D. Pankovcin

Corinne D. Pankovcin
Chief Financial Officer, Treasurer and Secretary

New York, New York
September 16, 2016

APPENDIX A

~~THIRD AMENDED AND RESTATED~~ INVESTMENT ADVISORY AND MANAGEMENT SERVICES AGREEMENT

This ~~Third Amended and Restated~~ Investment Advisory and Management Services Agreement (the “Agreement”) is made as of the ~~23rd~~[  ] day of ~~June~~[  ], 2016, by and between BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation (the “Company ”), and BDCA ADVISER, LLC, a Delaware limited liability company (the “Adviser”).

~~WHEREAS, on October 28, 2010, the Company and the Adviser entered into that certain Investment Advisory and Management Services Agreement (the “Original Agreement”) wherein the Company and the Adviser agreed that the Adviser would furnish investment advisory services to the Company and provide certain administrative services necessary for the operation of the Company on the terms and conditions set forth therein;~~

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “Investment Company Act”);

~~WHEREAS, on June 23, 2011, the Company and the Adviser amended and restated the Original Agreement in its entirety and entered into an Amended and Restated Investment Advisory and Management Services Agreement (the “Amended Agreement”) in order to reduce the Base Management Fee (as defined in Section 3(a) hereof) from two percent (2%) of the Company’s gross assets to one and one half percent (1.5%) of the Company’s gross assets;~~

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”); and

~~WHEREAS, on June 5, 2013, the Company and the Adviser amended and restated the Amended Agreement (the “Second Amended Agreement”) in order to remove the third part of the incentive fee, referred to as the “Subordinated Liquidation Incentive Fee,” which was equal to 20.0% of the net proceeds from the liquidation of the Company remaining after investors have received distributions of net proceeds from liquidation of the Company equal to Adjusted Capital (as defined in Section 3(b) hereof) as calculated immediately prior to liquidation; and~~

WHEREAS, the Company ~~and the Adviser now desire to amend and restate the Second Amended Agreement in its entirety.~~desires to retain the Adviser to provide investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) Retention of Adviser.  The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth:

(i) in accordance with the investment objectives, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”), if any, and/or the Company’s periodic reports filed with the SEC from time to time; and

(ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and bylaws, in each case as amended from time to time,

(b) Responsibilities of Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the investments made by the Company;

(iii) execute, monitor and service the Company’s investments;

(iv) determine the securities and other assets that the Company shall purchase, retain, or sell;

(v) perform due diligence on prospective portfolio companies; and

(vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c) Power and Authority.  To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle or a special tax blocker vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicles and to make investments through such special purpose vehicles in accordance with applicable law and after full consideration of the additional upfront and recurring costs and taxes, and administrative requirements related to such special purpose vehicle. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d) Acceptance of Employment.  The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e) Sub-Advisers.  The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i) The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii) Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and Company stockholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Investment Advisers Act of 1940 (the “Advisers Act”), as well as other applicable federal and state law.

(f) Independent Contractor Status.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention.  Subject to review by and the overall control of the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

The following provisions in this Section 1 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(h) Administrator.  The Adviser shall, upon request by an official or agency administering the securities laws of a state, province, or commonwealth (an “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to Company stockholders pursuant to this Agreement, the Registration Statement and applicable federal and state law.

(i) Fiduciary Duty:  It is acknowledged that the Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. The Adviser shall not, by entry into an agreement with any stockholder of the Company or otherwise, contract away the fiduciary obligation owed to the Company and the Company stockholders under common law.

2. Company’s Responsibilities and Expenses Payable by the Company.

(a) Costs.  Subject to the limitations on reimbursement of the Adviser as set forth in Section 2(b) below, the Company, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to: expenses deemed to be “organization and offering expenses” of the Company for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee and any discounts, are hereinafter referred to as “Organization and Offering Expenses”); amounts paid to third parties for administrative services; amounts paid to third party experts relating to the investigation and monitoring of the Company’s investments; the cost of calculating the Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to the investment advisory agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms), transfer agent and custodial fees, fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; any exchange listing fees; federal, state and local taxes; independent directors’ fees and expenses; brokerage commissions; costs of proxy statements; stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, liability insurance and other insurance premiums; and printing, mailing, independent accountants and outside legal costs.

The following provisions in this Section 2 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

Notwithstanding the foregoing, the Company shall not be liable for Organization and Offering Expenses to the extent that Organization and Offering Expenses, together with all prior Organization Offering Expenses, exceeds the greater of $125,000 and 1.5% of the aggregate gross proceeds from the offering of the Company’s securities (the “Offering Proceeds”). More specifically, the Company shall be obligated to reimburse the Adviser for all current and past Organization and Offering Expenses paid by the Adviser and not already reimbursed by the Company (the “Reimbursable O&O Expenses”) as follows:

(i) if the Offering Proceeds are $8,333,333.33 or less, the Company shall reimburse the Adviser for such Reimbursable O&O Expenses to the extent that the Reimbursable O&O Expenses, together with all past Organization and Offering Expenses for which the Adviser has received reimbursement, does not exceed $125,000; or

(ii) if the Offering Proceeds exceed $8,333,333.33, the Company shall reimburse the Adviser for such Reimbursable O&O Expenses to the extent that the Reimbursable O&O Expenses, together with all past Organization and Offering Expenses for which the Adviser has received reimbursement, does not exceed an amount equal to 1.5% of the Offering Proceeds or a maximum reimbursement of $22,500,000, assuming the maximum offering size is $1,500,000,000.

~~The following provisions in this Section 2(b) shall apply for only so long as the shares of the Company are not listed on a national securities exchange.~~

(b) Limitations on Reimbursement of Expenses.  In addition to the compensation paid to the Adviser pursuant to Section 3, the Company shall reimburse the Adviser for all expenses of the Company incurred by the Adviser as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(i) rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and

(ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).

(c) Periodic Reimbursement.  Expenses incurred by the Adviser on behalf of the Company and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

3. Compensation of the Adviser.  The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

(a) Base Management Fee.  The Base Management Fee shall be calculated at an annual rate of one and one half percent (1.5%) of the Company’s average gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine. The Base Management Fee for any partial month or quarter shall be appropriately pro rated.

(b) Incentive Fee.  The Incentive Fee shall consist of two parts, as follows:

(i) The first part, referred to as the “Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on the value of the Company’s net assets at the end of the most recently completed calendar quarter, of 1.75% (7.00% annualized), subject to a “catch up” feature (as described below). The calculation of the Incentive Fee on Income for each quarter is as follows:

(A) No Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.75% or 7.00% annualized (the “Preferred Return”) on net assets;

(B) 100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the preferred return but is less than or equal to 2.1875% in any calendar quarter (8.75% annualized) shall be payable to the Adviser. This portion of the company’s Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.1875% (8.75% annualized) in any calendar quarter; and

(C) For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.1875% (8.75% annualized), the Incentive Fee on Income shall equal 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved.

(ii) The second part of the incentive fee, referred to as the “Incentive Fee on Capital Gains During Operations,” shall be an incentive fee on capital gains earned on liquidated investments from the portfolio during operations prior to the liquidation of the Company and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement, if earlier). This fee shall equal 20.0% of the Company’s incentive fee capital gains, which shall equal the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

(iii) For purposes of Section 3(b), “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the base management fee, expenses payable under the administration agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(iv) Notwithstanding the foregoing, in no event will the Adviser’s compensation on the basis of a share of capital gains exceed 20% of the realized capital gains upon the funds of the Company over the life of the Company, computed net of all realized capital losses and unrealized capital depreciation.

4. Covenants of the Adviser.

(a) Adviser Status.  The Adviser covenants that it will register as an investment adviser under the Advisers Act and will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

The following provisions in this Section 4 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(b) Reports to Stockholders.  The Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Company (either included in a periodic report filed with the SEC or distributed in a separate report):

(i) Quarterly Reports.  Within 60 days of the end of each quarter, a report containing the same financial information contained in the Company’s Quarterly Report on Form 10-Q filed by the Company under the Securities Exchange Act of 1934, as amended.

(ii) Annual Report.  Within 120 days after the end of the Company’s fiscal year, an annual report containing:

(A) A balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(B) A report of the activities of the Company during the period covered by the report;

(C) Where forecasts have been provided to the Company’s stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report;

(D) A report setting forth distributions by the Company for the period covered thereby and separately identifying distributions from (i) cash flow from operations during the period; (ii) cash flow from operations during a prior period which have been held as reserves; and (iii) proceeds from disposition of Company assets.

(iii) Previous Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser pursuant to Section 2(b) for the previous fiscal year. The special report shall at a minimum provide:

(A) A review of the time records of individual employees, the costs of whose services were reimbursed; and

(B) A review of the specific nature of the work performed by each such employee.

(iv) Proposed Reimbursement Reports.  The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements pursuant to Section 2(b) of this Agreement for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

(v) Proposed Federal Income Tax Returns. Within 75 days after the end of the Company’s fiscal year, all information necessary for Stockholders’ to prepare their federal income tax returns.

(c) Reports to State Administrators.  The Adviser shall, upon written request of any State Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section 4 to such State Administrator.

(d) Reserves.  In performing its duties hereunder, the Adviser shall cause the Company to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Adviser hereunder) by causing the Company to retain a reasonable percentage of proceeds from offerings and revenues.

(e) Recommendations Regarding Reviews.  From time to time and not less than quarterly, the Adviser must review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board of Directors, distribute pro rata to the stockholders funds received by the Company which the Adviser deems unnecessary to retain in the Company.

(f) Temporary Investments.  The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Company into short term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto pursuant to Section 1(b); provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of Company securities not committed for investment within the later of two years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable Administrator, to be paid as a distribution to the stockholders of the Company as a return of capital without deduction of Front End Fees (as defined below).

5. Brokerage Commissions.  Limitations on ~~Front End~~ Fees; Period of Offering; Assessments

(a) Brokerage Commissions.  The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

The following provisions in this Section 5 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(b) Limitations.  Notwithstanding anything herein to the contrary:

(i) All fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company (“Front End Fees”) shall be reasonable and shall not exceed 18% of the gross offering proceeds, regardless of the source of payment. Any reimbursement to the Adviser or any other person for deferred organizational and offering expenses, including any interest thereon, if any, will be included within this 18% limitation.

(ii) The Adviser shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 4(d) above on behalf of the Company. The remaining proceeds may be used to pay Front End Fees.

6. Other Activities of the Adviser.  The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7. Responsibility of Dual Directors, Officers and/or Employees.  If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8. Indemnification.

(a) Indemnification.  The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment advisor of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Investment Company Act, the charter of the Company ~~or the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time.~~. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

The following provisions in this Section 8 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(b) Limitations on Indemnification.  Notwithstanding Section 8(a) to the contrary~~,~~:

(i) the indemnification referred to in Section 8(a) shall only be provided to the extent that such indemnification would not be inconsistent the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time; and

(ii) the Company shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Company provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

(~~i~~A) the Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

(~~ii~~B) the Indemnified Party was acting on behalf of or performing services for the Company;

(~~iii~~C) such liability or loss was not the result of negligence or misconduct by the Indemnified Party; and

(~~iv~~D) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(~~i~~A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(~~ii~~B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(~~iii~~C) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(c) Advancement of Funds.  ~~The~~To the maximum extent permitted by law, the Company shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i) The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii) The legal action is initiated by a third party who is not a Company stockholder, or the legal action is initiated by a Company stockholder and a court of competent jurisdiction specifically approves such advancement; and

(iii) The Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification.

9. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness.  This Agreement shall become effective as of the date ~~that the Company meets the minimum offering requirement, as such term is defined in the prospectus contained in the Company’s registration statement on Form N-2 as declared effective by the SEC~~first written above. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b) Termination.  This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Company upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company’s independent directors, or (b) by the Adviser upon 120 days’ written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

The following provisions in this Section 9 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(c) Payments to and Duties of Adviser Upon Termination.

(i) After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement. If the Company and the Adviser cannot agree on the amount of such reimbursements and fees, the parties will submit to binding arbitration.

(ii) The Adviser shall promptly upon termination:

(A) Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B) Deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(C) Cooperate with the Company to provide an orderly management transition.

~~The following provisions in this Section 9 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.~~

(d) ~~Other~~Miscellaneous Matters.  Without the approval of holders of a majority of the shares entitled to vote on the matter, the Adviser shall not: (i) amend the investment advisory agreement except for amendments that do not adversely affect the interests of the stockholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the stockholders; (iii) appoint a new Adviser; (iv) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business; or (v) cause the merger or other reorganization of the Company. In the event that the Adviser should withdraw pursuant to (ii) above, the withdrawing Adviser shall pay all expenses incurred as a result of its withdrawal. The Company may terminate the Adviser’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Company. If the Company and the Adviser cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Adviser and the Company. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Company.

(e) With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the Stockholders regarding the removal of the Adviser or regarding any transaction between the Company and the Adviser. In determining the existence of the requisite percentage of shares necessary to approve a matter on which the Adviser may not vote or consent, any shares owned by the Adviser shall not be included.

10. Conflicts of Interests and Prohibited Activities.  The following provisions in this Section 10 shall apply for only so long as the shares of the Company are not listed on a national securities exchange.

(a) No Exclusive Agreement.  The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.

(b) Rebates, Kickbacks and Reciprocal Arrangements.

(i) The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(ii) The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Company’s stock or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment of a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Company’s common stock.

(c) Commingling.  The Adviser covenants that it shall not permit or cause to be permitted the Company’s funds from being commingled with the funds of any other entity. Nothing in this Subsection 10(c) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Company’s funds are protected from the claims of other programs and creditors of such programs.

11. Notices.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12. Amendments.  This Agreement may be amended by mutual consent. To the extent required by the Investment Company Act, material amendments of this Agreement will require the approval of a majority of the outstanding voting securities of the Company.

13. Certain Definitions.  For the purposes of this Agreement, the “approval of a majority of the outstanding voting securities” of the Fund means the affirmative vote, at a duly called and held meeting of shareholders of BDCA, (a) of the holders of 67% or more of the shares of BDCA present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of BDCA entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of BDCA entitled to vote at the meeting, whichever is less.

For the purposes of this Agreement, the term “approve at least annually” will be construed in a manner consistent with the Investment Company Act and any applicable guidance or interpretation of the Securities Exchange Commission or its staff.

~~13~~14. Entire Agreement; Governing Law.  This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a ~~BDC~~business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

~~13~~

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WITNESS WHEREOF, the parties hereto have caused this ~~Third Amended and Restated~~ Investment Advisory and Management Services Agreement to be duly executed on the date above written.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By:
Name:
Title:

BDCA ADVISER, LLC

By:
Name:
Title:

BUSINESS DEVELOPMENT CORPORATION OF AMERICA
405 PARK AVE., 14TH FLOOR
NEW YORK, NY 10022

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E13891-S50832

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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E13892-S50832

BUSINESS DEVELOPMENT CORPORATION OF AMERICA
Special Meeting of Stockholders
October 28, 2016 3:00 PM
This proxy is solicited by the Board of Directors

The undersigned stockholder of Business Development Corporation of America (the "Company"), hereby appoints Corinne D. Pankovcin and Peter M. Budko, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Special Meeting of Stockholders of the Company to be held at The Core Club, located at 66 E. 55th Street, New York, New York on October 28, 2016, commencing at 3:00 p.m., local time, and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such Special Meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in his or her discretion on such matters as may properly come before the Special Meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

When this proxy is properly executed, the votes entitled to be cast by the undersigned stockholder will be cast in the manner directed on the reverse side. If no direction is made, the votes entitled to be cast by the undersigned stockholder will be cast "FOR" the Proposals. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies that may properly come before the Special Meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other matters to be presented at the Special Meeting.

Continued and to be signed on reverse side